Filed Pursuant to Rule 424(b)(3)
Registration No. 333-195026

PROSPECTUS

Erickson Incorporated

Offer to Exchange

$355,000,000 aggregate principal amount of its 8.25% Second Priority Senior Secured Notes due 2020, or the new notes, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for any and all of its outstanding 8.25% Second Priority Senior Secured Notes due 2020, or the old notes, such transaction, the exchange offer.

We will exchange any and all old notes that are validly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on June 2, 2014, or the expiration date, unless extended.

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered old notes for freely tradable new notes that have been registered under the Securities Act.

In this prospectus we sometimes refer to the old notes and the new notes collectively as the “notes.”

•	The terms of the new notes are substantially identical to the terms of the old notes, except that we have registered the new notes with the Securities and Exchange Commission, which we refer to as the SEC. Because we have registered the new notes, they will not be subject to certain transfer restrictions and will not be entitled to registration rights.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new notes that are freely tradeable.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on June 2, 2014, unless extended by us.

•	We will not receive any cash proceeds from the exchange offer.

•	The exchange of old notes for new notes will not be a taxable event for U.S. federal income tax purposes.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

•	The new notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. The new notes will not be listed on a national securities exchange.

See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider in connection with the exchange offer.

Each broker-dealer that receives new notes and guarantees of the new notes by the Guarantors, or the new Note Guarantees, and together with the new notes, the New Securities, for its own account pursuant to this exchange offer must acknowledge that it shall deliver a prospectus in connection with any resale of such New Securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer shall not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for the old notes and the Guarantors’ guarantees of the old notes, or the old Note Guarantees and, together with the old notes, the Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that, for a period of 180 days after consummation of this exchange offer, we shall make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Neither the SEC nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 2, 2014.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We are offering to sell the new notes only in places where offers and sales are permitted. This document may only be used where it is legal to sell these New Securities.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. In order to ensure timely delivery of such documents, holders of new notes, or holders, must request this information promptly and in no event later than May 23, 2014, which is five business days before the expiration date. You may submit requests at no cost, by writing or telephoning us at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239, Attention: Corporate Secretary or (503) 505-5800.

i

Special Note Regarding Forward-Looking Statements

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this prospectus. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.

Although forward-looking statements in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, those discussed under the heading “Risk Factors” below, as well as those discussed elsewhere in this prospectus. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus. Readers are urged to carefully review and consider the various disclosures made in this prospectus, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operations and prospects. We qualify all of our forward-looking statements by each of these cautionary statements.

Industry Data

Information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, our market position, and market size estimates and forecasts, is based on market research, industry publications, publicly available information, assumptions that we have made that are based on such data and other similar sources, and on our knowledge of the markets in which we operate. We believe that such industry and market information is generally reliable. Although we have not independently verified any third-party information included in the industry and market information, we make our business decisions on the basis of this and other third-party information and we believe the presented information is accurate. Third-party publications generally state that they have obtained information from sources believed to be reliable but do not guarantee its accuracy and completeness. We are not funded by or otherwise affiliated with, and we did not fund, any of the sources we cite. In addition, industry and market estimates and projections are based on a number of assumptions and subject to risks and uncertainties, including those described in “Risk factors” and elsewhere in this prospectus. If any one or more of the underlying assumptions turn out to be incorrect, actual results may differ materially from the estimates and projections. You are cautioned not to give undue weight to such estimates and projections.

Incorporation of Certain Documents By Reference

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Until the date on which the exchange offer is completed or terminated, all documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but not documents that we furnish to the SEC) shall be deemed incorporated by reference into this prospectus. In addition, all documents we

i

file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but not documents that we furnish to the SEC) after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement shall be deemed to be incorporated by reference into this prospectus. We also incorporate by reference the following documents (except to the extent disclosure is furnished and not filed):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014;

•	our Current Report on Form 8-K, filed with the SEC on February 26, 2014;

•	our Current Report on Form 8-K, filed with the SEC on March 4, 2014;

•	the audited financial statements of Evergreen Helicopters, Inc. and its consolidated subsidiaries as of December 31, 2012 and for the year ended December 31, 2012 (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K, filed with the SEC on April 2, 2014);

•	the unaudited financial statements of Evergreen Helicopters, Inc. and its consolidated subsidiaries as of March 31, 2013, and for the three months ended March 31, 2013 and 2012 (incorporated by reference to Exhibit 99.2 to Amendment No. 2 to our Current Report on Form 8-K/A, filed with the SEC on July 18, 2013); and

•	the pro forma financial information relating to the acquisition of Evergreen Helicopters, Inc. as of December 31, 2012 and March 31, 2013, and for the year ended December 31, 2012 and for the three months ended March 31, 2013 (incorporated by reference to Exhibit 99.3 to Amendment No. 2 to our Current Report on Form 8-K/A, filed with the SEC on July 18, 2013).

In accordance with Rule 402 of Regulation S-T, the XBRL related information in Exhibit 101 to our Annual Report on Form 10-K and our Current Reports on Form 8-K will not be deemed to be incorporated by reference into any registration statement or other document filed under the Securities Act, except as will be expressly set forth by specific reference in such filing.

In order to ensure timely delivery of such documents, holders of new notes, or holders, must request this information promptly and in no event later than May 23, 2014, which is five business days before the expiration date. We encourage you to submit any request for documents as soon as possible to ensure timely delivery of the documents prior to the expiration date.

Where You Can Find Additional Information

This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are summaries of the material terms of these contracts and documents but may not describe all of their terms, and where such contract or other document is an exhibit to the registration statement we encourage you to refer to such additional information.

Erickson Incorporated, or Erickson, files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such document at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Erickson’s SEC filings are also available to the public from the SEC’s website at www.sec.gov or from our website at www.ericksonaviation.com. However, the information on our website and the SEC’s website does not constitute a part of this prospectus.

ii

EXCEPT AS OTHERWISE PROVIDED UNDER THE HEADING “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE,” OUR REPORTS AND OTHER INFORMATION THAT WE HAVE FILED, OR MAY IN THE FUTURE FILE, WITH THE SEC ARE NOT INCORPORATED INTO AND DO NOT CONSTITUTE PART OF THIS PROSPECTUS. You may request a copy of these filings at no cost, by writing or telephoning us at:

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

Phone: (503) 505-5800

Attention: Corporate Secretary

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Presentation of Financial and Other Information

We report our financial statements in U.S. dollars and prepare our consolidated financial statements in accordance with GAAP. In this prospectus, except where otherwise indicated, all references to “$”, “dollars” or “U.S. dollars” are to the lawful currency of the United States.

We own or have rights to various trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

Market Share, Ranking and Similar Information

The market share, ranking and other information contained in this prospectus is based on our own estimates, independent industry publications, reports by market research firms, including confidential third-party commissioned studies, or other published and unpublished independent sources. In each case, we believe that they are reasonable estimates, although we have not independently verified market and industry data provided by third parties. Market share information is subject to changes, however, and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties inherent in any statistical survey of market share. In addition, customer preferences can and do change and the definition of the relevant market is a matter of judgment and analysis. As a result, you should be aware that market share, ranking and other similar information set forth in this prospectus, and estimates and beliefs based on such data, may not be reliable.

iii

Summary

This summary highlights information contained elsewhere in or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before investing in the new notes. You should read the entire prospectus and the documents incorporated by reference herein carefully before investing in the new notes. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors,” as well as elsewhere in this prospectus and the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated by reference into this prospectus. On April 1, 2014, we filed our third amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to change our name from Erickson Air-Crane Incorporated to Erickson Incorporated. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Erickson,” “we,” “us,” “our” or “the Company” refer to Erickson Incorporated, together with its consolidated subsidiaries, and references to “the Issuer” refer to Erickson Incorporated, exclusive of its subsidiaries. Unless otherwise indicated or the context otherwise requires, references in this prospectus to “EHI” before February 6, 2014 refer to Evergreen Helicopters, Inc. and its consolidated subsidiaries, and references to “EHI” on or subsequent to February 6, 2014 refer to Erickson Helicopters, Inc. and its consolidated subsidiaries. Throughout this prospectus, unless otherwise indicated or the context otherwise requires, all financial statements and other financial data are those of Erickson and its consolidated subsidiaries.

Our company

We are a leading global provider of aviation services to a worldwide mix of commercial and government customers. We currently operate a diverse fleet of 90 rotary-wing and fixed wing aircraft, including a fleet of 20 heavy-lift Erickson S-64 Aircranes, or Aircranes. Our fleet supports a variety of Government and Commercial customers, across a broad range of aerial services, including critical supply and logistics for deployed military forces, humanitarian relief, firefighting, timber harvesting, infrastructure construction, and crewing. We also maintain a vertically-integrated manufacturing capability for the Aircrane, related components, and other aftermarket support and maintenance, repair, and overhaul services for the Aircrane and other aircraft. We typically lease our aircraft to customers for specific missions, with customers generally paying for the aircraft, maintenance, and crewing services, and in some cases, fuel expense. Within our fleet we have 20 Aircranes, a versatile and powerful heavy-lift helicopter that we manufacture in-house. The Aircrane has two models, the S-64E and the S-64F, and our fleet of 20 contains 13 and 7 of each model, respectively, making us the largest operator of Aircranes in the world. The Aircrane has a lift capacity of up to 25,000 pounds and is the only commercial aircraft built specifically as a flying crane, without a fuselage for internal loads. It is also unique in that it is the only commercial heavy-lift helicopter with an additional rear facing cockpit, combining an unobstructed view of the attached load and complete aircraft control for precision lift and load placement capabilities.

We own the Type and Production Certificates for the Aircrane, granting us exclusive design, manufacturing and related rights for the aircraft and original equipment manufacturer components. During the third quarter of 2013, we purchased the Type Certificate for engines used on the Aircrane as well as other aircraft. We also invest in new technologies and proprietary solutions with a goal of increasing our market share and entering new markets. We have remanufactured 36 Aircranes for our own fleet and for our customers in several countries worldwide. To date, we have sold and delivered nine Aircranes. We also offer cost per hour, or CPH, contracts pursuant to which we provide components and expendable supplies for a customer’s aircraft at a fixed cost per flight hour. We believe CPH contracts help our customers better predict and manage their maintenance costs. This sector of our business is referred to as Aircraft Manufacturing and Maintenance, Repair, and Overhaul.

During the year ended December 31, 2013, 34.2% of our net revenues were generated in the United States and 65.8% were generated outside of the United States.

We operate under Federal Aviation Administration, or FAA, Part 135, U.S. Air Carrier, and hold Commercial Airlift Review Board, or CARB, authority to operate both fixed wing and rotary wing aircraft for the United States Department of Defense, or DoD. The acquisition of Evergreen Helicopters, Inc., or EHI, brought us the experience of working with the DoD for over 50 years, and we are currently participating in operations on six continents and in two oceans. We have the capability of deploying aircraft to support external load operations, passenger and cargo transportation, combination loads, low cost/low altitude, or LCLA, airdrops, short takeoff and landing, and MEDEVAC/CASEVAC. Our aircraft can be equipped with Supplemental Type Certificated, or STC’d Night Vision Goggles, Ballistic Protection, and roller systems.

We are headquartered at 5550 SW Macadam Avenue, Suite 200, Portland, Oregon 97239 and our phone number is (503) 505-5800. Our website address is www.ericksonaviation.com. The information on, or accessible through, our website is not a part of this prospectus and shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

The transactions

On May 2, 2013, concurrently with the issuance of $400.0 million aggregate principal amount of old notes, we (i) acquired Evergreen Helicopters, Inc. (which we renamed Erickson Helicopters, Inc.), (ii) refinanced our existing unsecured subordinated notes due 2015, or the 2015 notes, and unsecured subordinated notes due 2016, or the 2016 notes, (iii) refinanced our existing term loan facility, or the existing term loan facility, and existing senior secured asset-based revolving credit facility, or the existing credit facility, (iv) paid related fees and expenses, (v) deposited in an account with Wilmington Trust, National Association as escrow agent $46.0 million of the proceeds of the offering of the old notes, consisting of $45.0 million of aggregate principal and $1.0 million related to anticipated interest and (vi) entered into the Credit Agreement, providing a new $100.0 million, five-year revolving credit facility, or the Revolving Credit Facility, with a group of financial institutions led by Wells Fargo Bank N.A. and including Bank of the West, Deutsche Bank Trust Company Americas, and HSBC Bank USA NA. The Credit Agreement was amended on June 14, 2013 to increase the Revolving Credit Facility from $100.0 million to $125.0 million, and again on March 11, 2014 to increase the Revolving Credit Facility from $125.0 million to $140.0 million. On August 5, 2013, we used the funds in escrow to redeem $45.0 million in principal amount of the notes in cash at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to the redemption date.

On September 4, 2013, we completed the acquisition of Air Amazonia Serviços Aeronauticos Ltda., or Air Amazonia, and certain related assets from HRT Participações em Petróleo S.A. and certain of its affiliates, or HRT, pursuant to a quota purchase agreement, or the Quota Agreement, and an aircraft purchase agreement, or the Aircraft Agreement, with Air Amazonia and HRT. The Quota Agreement, the Aircraft Agreement and all related agreements are collectively referred to as the “HRT Agreement.” The transactions contemplated by the HRT Agreement are collectively referred to as the “Air Amazonia Acquisition.”

Pursuant to the Quota Agreement, we purchased all of the capital stock of Air Amazonia for a purchase price of $6.0 million, subject to certain adjustments, plus certain additional amounts contingent on Air Amazonia’s future revenues. Pursuant to the Aircraft Agreement, we purchased six rotary-wing aircraft of varying types and mission capabilities from HRT for a purchase price of $17.0 million, plus an additional $3.0 million payable upon the earlier of us obtaining a Part 135 air operator regulatory approval for Air Amazonia from the Brazilian National Civil Aviation Agency, or 12 months from closing of the Air Amazonia Acquisition. At the closing of the Air Amazonia Acquisition, Air Amazonia entered into a one-year aerial services agreement, or the Aerial Services Agreement, with HRT to provide ongoing aerial services for expected annual revenues of at least $29.0 million, which HRT may extend on annual basis for up to four years. We have a one-year right of first refusal to purchase any or all of HRT’s remaining seven aircraft. During the term of the Aerial Services Agreement and the first two annual extensions, we have the right of first refusal on aerial services in Brazil from HRT and in the Solimoes region of Brazil from Rosneft Brasil E&P Ltda to support its onshore oil and gas operations, and for the same period of time HRT will not compete with business conducted by Air Amazonia.

The key terms of the Revolving Credit Facility are described under “Description of other indebtedness—Revolving Credit Facility.”

The exchange offer

On May 2, 2013, we issued in a private offering $400.0 million in aggregate principal amount of old notes, and we redeemed $45.0 million in aggregate principal amount of old notes on August 5, 2013.

General	In connection with the private offering of the old notes, we and the Guarantors entered into a registration rights agreement with the initial purchasers of the old notes pursuant to which we and the Guarantors agreed, among other things, to deliver this prospectus to you, to file a registration statement enabling you to exchange your old notes for new notes with substantially identical terms, to cause such registration statement to become effective and to consummate the exchange offer within 365 days after the issue date of the old notes. You are entitled to exchange in the exchange offer your old notes for new notes which are substantially identical to the old notes except:

•	the new notes have been registered under the Securities Act; and

•	the new notes are not entitled to any registration rights which are applicable to the old notes under the registration rights agreement.

The exchange offer	We are offering to exchange $355.0 million aggregate principal amount of new notes which have been registered under the Securities Act for any and all existing old notes.

You may only exchange old notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the new notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new notes.

If you are a broker-dealer and receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the new notes. See “Plan of Distribution.”

Any holder of old notes who:

•	is our affiliate;

•	does not acquire new notes in the ordinary course of its business; or

•	tenders its old notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of new notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in Shearman & Sterling (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on June 2, 2014, unless extended by us.

Withdrawal	You may withdraw the tender of your old notes at any time prior to the expiration of the exchange offer. We will return to you any of your old notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the exchange offer.”

Procedure for tendering old notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your old notes and any other required documents, to the exchange agent at the address set forth under “The Exchange Offer—Exchange agent.”

If you hold old notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal.

By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the new notes;

•	you are acquiring the new notes in the ordinary course of your business; and

•	if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the new notes.

Special procedures for beneficial owners	If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those old notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed delivery procedures	If you wish to tender your old notes and your old notes are not immediately available, or you cannot deliver your old notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under the Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed delivery procedures.”

Effect of not tendering	As a result of the making of, and upon acceptance for exchange of all validly tendered old notes pursuant to the terms of, the exchange offer, we and the Guarantors will have fulfilled a covenant under the registration rights agreement. Accordingly, assuming that we consummate the exchange offer within the period required by the registration rights agreement, there will be no increase in the applicable interest rate on the old notes under the circumstances described in the registration rights agreement. If you do not tender your old notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the old notes as set forth in the Indenture, except we and the Guarantors will not have any further obligation to you to provide for the exchange and registration of untendered old notes under the registration rights agreement. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for old notes that are not so tendered and accepted could be adversely affected.

Dissenters’ rights of appraisal	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Certain United States federal income tax considerations	The exchange of old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Considerations.”

Use of proceeds	We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Exchange agent	Wilmington Trust, National Association is the exchange agent for the exchange offer. The address and telephone numbers of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange agent.”

The new notes

The summary below describes the principal terms of the new notes. The form and terms of the new notes are substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. See “Description of the New Notes” for more information.

Issuer	Erickson Incorporated

Securities offered	$355.0 million aggregate principal amount of 8.25% Second Priority Senior Secured Notes due 2020

Maturity	The new notes will mature on May 1, 2020.

Interest	Interest on the new notes will accrue at a rate of 8.25% per annum, from the most recent date on which interest was paid on the old notes. Holders of old notes that are accepted for exchange will be deemed to have waived the right to receive any further interest payments with respect to such old notes. Interest on the new notes will be payable on May 1 and November 1 of each year, commencing on November 1, 2014.

Guarantees	The new notes initially will be guaranteed on a senior secured second lien basis, jointly and severally, by all of our wholly owned domestic subsidiaries. See “Description of the New Notes—The new Note Guarantees.”

Collateral	The new notes and the guarantees will be secured by a second-priority lien on substantially all of our and our Guarantors’ present and future assets that secure our obligations under the Revolving Credit Facility, or the “collateral.” See “Description of the New Notes—Security for the new notes.”

No appraisal of the value of the collateral has been made in connection with this offering, and the value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the new notes if collateral is disposed of in a transaction that complies with the Indenture and security documents, including in accordance with the provisions of the Intercreditor Agreement.

In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the new notes.

Ranking	The new notes and guarantees will constitute senior secured debt of the Issuer and the Guarantors. They will rank:

•	equally in right of payment with all of the Issuer’s and the Guarantors’ existing and future senior debt, including the old notes and, with respect to the Issuer and the Guarantors party to the Revolving Credit Facility, the amounts outstanding under the Revolving Credit Facility;

•	effectively junior to all of the Issuer’s and the Guarantors’ existing and future first-priority senior secured debt, including borrowings under the Revolving Credit Facility, to the extent of the value of the collateral securing such debt;

•	senior in right of payment to all of the Issuer’s and the Guarantors’ existing and future subordinated debt, including our senior subordinated notes;

•	effectively senior to the Issuer’s and the Guarantors’ existing and future unsecured senior debt to the extent of the value of the collateral securing the new notes; and

•	structurally subordinated to all existing and future indebtedness and other liabilities of our non-guarantor subsidiaries (other than indebtedness and liabilities owed to us or one of our Guarantor subsidiaries).

As of December 31, 2013, we had approximately $440.6 million of debt outstanding (including the notes), $68.1 million of which was outstanding under the Revolving Credit Facility and ranked effectively senior to the new notes to the extent of the value of the assets subject to first-priority liens securing such debt. In addition, we had $5.1 million in outstanding standby letters of credit under the Revolving Credit Facility and maximum borrowing availability of $51.8 million, all of which is secured by a first-priority lien on the collateral.

Intercreditor Agreement

The collateral agent for the notes and the collateral agent under the Revolving Credit Facility entered into an Intercreditor Agreement as to the relative priorities of their respective security interests in the assets securing the notes and the guarantees and indebtedness and related guarantees under the Revolving Credit Facility and certain other matters relating to the administration of security interests. The material terms of the Intercreditor Agreement are set forth under “Description of the New Notes—Security for the new notes—Intercreditor Agreement.”

Optional redemption	Prior to May 1, 2016, we may redeem the new notes, in whole or in part, at a price equal to 100.0% of the principal amount thereof plus the make-whole premium described under “Description of the new notes—Optional redemption.”

Additionally, during any 12-month period prior to May 1, 2016 (commencing with the 12-month period beginning on May 1, 2013), we may redeem up to 5.0% of the aggregate principal amount of the notes at a redemption price equal to 103.0% of the principal amount thereof plus accrued and unpaid interest, if any.

On and after May 1, 2016, we may redeem the new notes, in whole or in part, at the redemption prices listed under “Description of the New Notes—Optional redemption,” plus accrued and unpaid interest to the redemption date.

Optional redemption after equity offering	At any time (which may be more than once) before May 1, 2016, we may redeem up to 35.0% of the aggregate principal amount of notes issued with the net proceeds that we raise in one or more equity offerings, as long as:

•	we pay 108.25% of the face amount of the notes, plus accrued interest to the date of redemption;

•	we redeem the notes within 90 days of completing the equity offering; and

•	at least 65.0% of the aggregate principal amount of the notes issued remains outstanding afterwards.

Change of control; asset sales	If a change of control occurs, we must give holders of the new notes the opportunity to sell us their new notes at 101.0% of their face amount, plus accrued and unpaid interest. For more details, you should read “Description of the New Notes—Repurchase at the option of Holders—Change of Control.”

Asset sale proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such asset sales in our business within a period of time, pre-pay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100.0% of their principal amount, plus accrued and unpaid interest. See “Description of the New Notes—Certain covenants—Asset Sales.”

Certain covenants	The Indenture governing the new notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay subordinated debt or make certain investments;

•	incur additional debt, guarantee indebtedness or issue certain disqualified stock and preferred stock;

•	incur liens;

•	merge or consolidate with another company or sell, transfer, lease or dispose of all or substantially all of our assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of the Guarantors to pay dividends or make other payments to us.

These covenants are subject to important exceptions and qualifications. In addition, certain of these covenants will be suspended for so long as the new notes offered hereby have investment grade ratings from both Moody’s Investors Service, Inc., or Moody’s, and Standard & Poor’s Ratings Services, or S&P. See “Description of the New Notes—Certain covenants.”

No prior market	The new notes will be new securities for which there is currently no market. Although the initial purchasers have informed us that they intend to make a market in the notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained.

Escrow of certain proceeds; special mandatory redemption	Upon consummation of the offering of the old notes, we deposited into escrow an amount equal to $45.0 million of the proceeds of the offering of the old notes and an additional amount in cash sufficient to fund the Special Mandatory Redemption (as defined below) of $45.0 million in principal amount of the old notes. Wilmington Trust, National Association acted as escrow agent. On August 5, 2013, we used the funds in escrow to redeem $45.0 million in principal amount of the notes in cash at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to the redemption date, or the Special Mandatory Redemption. See “Description of the New Notes—Escrow of certain proceeds; Special Mandatory Redemption.”

Risk factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the new notes.

Risk Factors

You should carefully consider the risks described below as well as the other information included in this prospectus, together with the information under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which is incorporated herein by reference, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described or incorporated by reference in any prospectus supplement we may authorize and the other information in this prospectus before deciding to tender your old notes in the exchange offer. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. If any of these risks have a material adverse effect on our business, financial condition, results of operations or cash flows, you may lose all or part of your investment in the new notes.

Risks related to the exchange offer

There may be adverse consequences if you do not exchange your old notes.

If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except to the limited extent required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act. You should refer to “Summary—The exchange offer” and “The Exchange Offer” for information about how to tender your old notes.

The tender of old notes under the exchange offer will reduce the outstanding amount of the old notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the old notes due to a reduction in liquidity.

You must comply with the exchange offer procedures in order to receive freely tradable new notes.

Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of old notes into the exchange agent’s account at DTC, as depositary, including an agent’s message (as defined under “The Exchange Offer—Procedures for tendering old notes”). We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but that we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for tendering old notes” and “The Exchange Offer—Consequences of failure to exchange.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

We are offering the new notes to the holders of the old notes. We do not intend to apply for a listing of the notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the notes, and we cannot assure you as to the liquidity of markets that may develop for the notes, your ability to sell the notes or the price at which you would be able to sell the notes. If such markets were to exist, the notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. The initial purchasers in the private offering of the old notes have advised us that they currently intend to make a market with respect to the notes. However, these initial purchasers are not obligated to do so, and any market making with respect to the notes may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the exchange offer or the effectiveness of a shelf registration statement in lieu thereof. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

Certain persons who participate in the exchange offer must deliver a prospectus in connection with resales of the new notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the new notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the new notes. If such a holder transfers any new notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against, this liability.

Risks related to the notes and to our indebtedness

Our indebtedness and significant debt service obligations could adversely affect our financial condition and impair our ability to grow and operate our business.

We are a highly leveraged company and, as a result, have significant debt service obligations. In May 2013, we issued $400.0 million in aggregate principal amount of 8.25% Second Priority Senior Secured Notes due 2020, or the 2020 Senior Notes, issued $17.5 million in unsecured 2020 subordinated promissory notes, or the 2020 Subordinated Notes, and together with the 2020 Senior Notes, the Notes, refinanced our prior 2015 Subordinated Notes and 2016 Subordinated Notes, and refinanced our prior senior secured asset-based credit facilities, composed of Term Debt and Revolving Line of Credit. After giving effect to these transactions, our total borrowings under the Notes and our Revolving Credit Facility, excluding letters of credit, at December 31, 2013 was approximately $440.6 million. As of December 31, 2013, we had maximum availability for borrowings under our Revolving Credit Facility of approximately $51.8 million. Our Notes and Revolving Credit Facility mature on May 1, 2020 and May 2, 2018, respectively, and these borrowings are secured by liens on substantially all of our and the guarantors’ existing and future assets. Our substantial indebtedness could require us to dedicate a significant portion of our cash flow from operations to debt payments, thereby increasing our vulnerability to generally adverse economic and industry conditions, or limit our flexibility in planning for or reacting to changes in our business and future business opportunities. If we are unable to repay our outstanding indebtedness, or refinance it on favorable terms, if at all, we may need to seek financing through the issuance of additional debt or equity securities. We may be unable to repay our borrowings under our Notes and Revolving Credit Facility when due, refinance this indebtedness on favorable terms, if at all, or obtain other financing on favorable terms, if at all, which would adversely affect our business, financial condition and results of operations and impair our ability to grow and operate our business.

Our substantial indebtedness could also:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including our obligations under the indenture to purchase notes tendered as a result of a change in control;

•	increase our vulnerability to generally adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	increase the price volatility of our common stock;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Our Revolving Credit Facility requires that we maintain a fixed charge coverage ratio of at least 1.2:1.0 if our average excess availability is greater than $16.8 million (as calculated pursuant to the terms of the Revolving Credit Facility) or 1.05:1.0 if our average excess availability is less than or equal to $16.8 million (as calculated pursuant to the terms of the Revolving Credit Facility), and imposes an annual growth capital expenditures limit of $25.0 million, subject to standard carry-over provisions. Failure to comply with these covenants is an event of default under the facility and as a result our ability to draw down borrowings under our Revolving Credit Facility depends in part on our compliance with these covenants.

An inability to draw down on our Revolving Credit Facility could have a material adverse effect on our ability to make capital expenditures, on our results of operations and on our liquidity. Further, failure to maintain the financial ratios required under our Revolving Credit Facility would constitute an event of default, allowing the lenders under our Revolving Credit Facility to declare the entire balance of any and all sums payable under the Revolving Credit Facility immediately due and payable. If a payment default or acceleration were to occur under our Revolving Credit Facility, holders of 2020 Senior Notes would be permitted to accelerate the maturity of the 2020 Senior Notes.

Our ability to meet our debt service obligations and seek any potential re-financing of our indebtedness, including the debt existing at the time of the issuance of Notes as well as any future debt that we may incur, will depend upon our ability to generate cash in the future from operations, financings or asset sales, which are subject to general economic conditions, industry cycles, seasonality and other factors, some of which may be beyond our control. If we cannot repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in our industry could be impaired.

We may be unable to access public or private debt markets to fund our operations and contractual commitments at competitive rates, on commercially reasonable terms, or in sufficient amounts, if at all.

We depend, in part, upon borrowings under our credit facilities to fund our operations and contractual commitments. If we were called upon to fund all outstanding commitments, we may not have sufficient funds to do so. A number of factors could cause us to incur increased borrowing costs and to have greater difficulty accessing public and private markets for debt. These factors include general economic conditions, disruptions or declines in the global capital markets, and our financial performance, outlook, or credit ratings. An adverse change in any or all of these factors may materially adversely affect our ability to fund our operations and contractual or financing commitments.

If our business does not perform as expected, including if we generate less revenue than anticipated from our operations or encounter significant unexpected costs, we may fail to comply with the financial covenants under our Revolving Credit Facility. If we do not comply with our financial covenants and we do not obtain a waiver or amendment, our lenders may accelerate payment of all amounts outstanding which would immediately become due and payable, together with accrued interest. Any default may require us to seek additional capital or modifications to our credit facilities, which may not be available or which may be costly. Additionally, our suppliers may require us to pay cash in advance or obtain letters of credit as a condition to selling us their products and services. Any of these risks and uncertainties could have a material adverse effect on our business, financial position, results of operations, and cash flows.

Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase or intensify the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the Indenture governing the notes and the terms of our Revolving Credit Facility restrict, but do not completely prohibit, us from doing so. As of December 31, 2013, we had approximately $51.8 million of undrawn availability under our Revolving Credit Facility, subject to certain conditions and borrowing base limitations. In addition, the Indenture allows us to issue additional notes under certain circumstances which will also be guaranteed by the Guarantors and will share in the collateral that secures the notes and guarantees. The Indenture also allows us to incur certain other additional secured debt and allows our foreign subsidiaries to incur additional debt, which would be structurally senior to the notes. In addition, the Indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. See “Description of the New Notes.” This may have the effect of reducing the amount of proceeds paid to you. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default under our Revolving Credit Facility, we may not be able to service our debt obligations.

In the event of a default under our Revolving Credit Facility, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the notes, we may not be able to repay the amounts due under our Revolving Credit Facility or the notes. Events of default under our Revolving Credit Facility include breach of covenants, default under certain other indebtedness, failure to satisfy judgments in excess of an agreed amount, certain insolvency events and the occurrence of a material adverse effect (as defined in our Revolving Credit Facility). This could have serious consequences to the holders of the notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent. See “Description of Other Indebtedness—Revolving Credit Facility.”

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We will also be required to obtain the consent of the lenders under our Revolving Credit Facility to refinance material portions of our indebtedness, including the notes. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the Credit Agreement governing our Revolving Credit Facility and the Indenture governing the notes limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

The proceeds from the sale of the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the notes.

To the extent that pre-existing liens, liens permitted under the Indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), including the Revolving Credit Facility, encumber any of the collateral securing the notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the Indenture or the holders of the notes to realize or foreclose on the collateral.

Consequently, liquidating the collateral securing the notes and the guarantees may not result in proceeds in an amount sufficient to pay off any amounts due under the notes after also satisfying the obligations to pay any creditors with prior liens. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Certain laws and regulations may impose restrictions or limitations on foreclosure.

Our obligations under the notes and the subsidiary Guarantors’ obligations under the guarantees are secured only by the collateral described in this prospectus. The collateral agent’s ability to foreclose on the collateral on your behalf may be subject to perfection, priority issues, state law requirements and practical problems associated with the realization of the collateral agent’s security interest or lien in the collateral, including cure rights, foreclosing on the collateral within the time periods permitted by third parties or prescribed by laws, obtaining third party consents, making additional filings, statutory rights of redemption, and the effect of the order of foreclosure. We cannot assure you that the consents of any third parties and approvals by governmental entities will be given when required to facilitate a foreclosure on such assets. Therefore, we cannot assure you that foreclosure on the collateral will be sufficient to make all payments on the notes.

In addition, our business requires numerous registrations, licenses and permits. Continued operation of our aircraft fleet and our manufacturing facilities that are significant to the value of the collateral for the notes depends on the maintenance of such registrations, licenses and permits. Our business is subject to substantial regulation and registration, license and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or changes in applicable regulations or requirements. In the event of foreclosure, the transfer of such registrations, licenses and permits may be prohibited and may require us to incur significant cost and expense. Further, we cannot assure you that the applicable governmental authorities will consent to the transfer of such registrations, licenses and permits. If the regulatory approvals required for such transfers are not obtained or are delayed, the foreclosure may be delayed, a temporary shutdown of operations may result and the value of the collateral may be significantly decreased.

We may not be able to repay or refinance any borrowings under the Revolving Credit Facility when it matures.

Prior to the repayment of the notes, we will be required to repay or refinance the Revolving Credit Facility, which consists of a senior secured asset-based revolving credit facility with $140.0 million in total commitments. We cannot assure you that we will be able to refinance any of this indebtedness on commercially reasonable terms or at all. If we are unable to repay or refinance this indebtedness or obtain new financing under these circumstances, our lenders will be entitled to exercise the remedies provided in the credit documents governing this indebtedness and we will have to consider other options, such as:

•	sales of assets;

•	sales of equity;

•	negotiations with our lenders to restructure the applicable indebtedness; and/or

•	commencement of voluntary bankruptcy proceedings.

Our debt instruments may restrict, or market or business conditions may limit, our ability to use some of these options. Our failure to pay our obligations with respect to the Revolving Credit Facility would also constitute an event of default under the Indenture governing the notes, which would entitle the holders of the notes to accelerate our obligations with respect to the notes and exercise the remedies provided in the Indenture and security documents relating to the notes.

The lien on the collateral securing the notes will be junior and subordinate to the lien on the collateral securing our Revolving Credit Facility and certain other first lien obligations.

The notes will be secured by second-priority liens granted by the issuer and the Guarantors on our assets and the assets of the guarantors that secure obligations under our Revolving Credit Facility and certain hedging and cash management obligations, subject to certain permitted liens and encumbrances described in the security documents governing the notes.

As set out in more detail under “Description of the new notes,” the lenders under our Revolving Credit Facility and holders of certain of our hedging and cash management obligations will be entitled to receive all proceeds from the realization of the collateral under certain circumstances, including upon default in payment on, or the acceleration of, any obligations under our Revolving Credit Facility, or in the event of our, or any Guarantor’s, bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding, to repay such obligations in full before the holders of the notes will be entitled to any recovery from such collateral.

In addition, the Indenture governing the notes and the related security documents permit us and the Guarantors to create additional liens under specified circumstances. Any obligations secured by such liens may further limit the recovery from the realization of the collateral available to satisfy holders of the notes.

Holders of the notes will not control decisions regarding collateral.

The lenders under our Revolving Credit Facility, as holders of first priority lien obligations, control substantially all matters related to the collateral pursuant to the terms of the Intercreditor Agreement. The holders of the first priority lien obligations may cause the administrative agent thereunder, or the first lien agent, to dispose of, release, or foreclose on, or take other actions with respect to, the collateral (including amendments of and waivers under the security documents) with which holders of the new notes may disagree or that may be contrary to the interests of holders of the notes, even after a default under the notes. To the extent collateral is released from securing the first priority lien obligations, the second priority liens securing the notes will also be released. If all of the first priority liens are released, other than in connection with payment in full of our Revolving Credit Facility, and no event of default under the Indenture governing the notes exists, all of the second priority liens will be released. In addition, the security documents related to the second priority liens generally provide that, so long as the first priority lien obligations are in effect, the holders of the first priority lien obligations may change, waive, modify or vary the security documents governing such first priority liens without the consent of the holders of the notes (except under certain limited circumstances) and that the security documents governing the second priority liens will be automatically changed, waived and modified in the same manner. Further, the security documents governing the second priority liens may not be amended in certain circumstances without the consent of the first lien agent until the first priority lien obligations are paid in full. The security agreement governing the second priority liens prohibits second priority lienholders from foreclosing on the collateral until payment in full of the first priority lien obligations.

In addition, because the holders of the indebtedness secured by first-priority liens control the disposition of the collateral, such holders could decide not to proceed against the collateral, regardless of whether there is a default under the documents governing such indebtedness or under the Indenture governing the notes. In such event, the only remedy available to the holders of the notes would be to sue for payment on the notes and the related guarantees. The Indenture and the Intercreditor Agreement contain certain provisions benefiting holders of indebtedness under the Revolving Credit Facility, including provisions prohibiting the trustee and collateral trustee under the notes from objecting following the filing of a bankruptcy petition to a number of important matters regarding the collateral and the financing to be provided to us. After such filing, the value of this collateral could materially deteriorate and holders of the notes would be unable to raise an objection. In addition, the right of holders of obligations secured by first priority liens to foreclose upon and sell such collateral upon the occurrence of an event of default also would be subject to limitations under applicable bankruptcy laws if we or any of our subsidiaries become subject to a bankruptcy proceeding. The Intercreditor Agreement also gives the holders of first priority liens on the collateral the right to access and use the collateral that secures the notes to allow those holders to protect the collateral and to process, store and dispose of the collateral.

In the event of a foreclosure by the holders of the first priority lien obligations, the proceeds from the sale of collateral may not be sufficient to satisfy all or any of the amounts outstanding under the notes after payment in full of the obligations secured by first priority liens on the collateral.

It may be difficult to realize the value of the collateral securing the notes.

The collateral securing the notes will be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the trustee and any other creditors that have the benefit of first liens on the collateral securing the notes from time to time, whether on or after the date the notes were issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. We cannot assure you that the fair market value of the collateral as of the date of this prospectus exceeds the principal amount of the debt secured thereby. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition, unforeseen liabilities and other future events. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables. Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the notes and all other senior secured obligations, interest may cease to accrue on the notes from and after the date the bankruptcy petition is filed.

To the extent that third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. Additionally, the terms of the Indenture governing the notes allows us to issue additional notes and incur change of control refinancing indebtedness in certain circumstances. The Indenture governing the notes does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Under the Indenture governing the notes, any additional notes issued pursuant to the Indenture and change of control refinancing indebtedness incurred in accordance with the terms of the Indenture rank pari passu with the notes and are entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional notes pursuant to the Indenture may have the effect of significantly diluting your ability to recover payment in full from the then existing pool of collateral. Releases of collateral from the liens securing the notes is permitted under some circumstances.

In the future, the obligation to grant additional security over assets, or a particular type or class of assets, whether as a result of the acquisition or creation of future assets or subsidiaries, the designation of a previously unrestricted subsidiary or otherwise, is subject to the provisions of the Intercreditor Agreement. The Intercreditor Agreement sets out a number of limitations on the rights of the holders of the notes to require additional security in certain circumstances, which may result in, among other things, the amount recoverable under any security provided by any subsidiary being limited and/or security not being granted over a particular type of class or assets. Accordingly, this may affect the value of the security provided by us and our subsidiaries. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the Intercreditor Agreement the claims of the holders of the notes to the proceeds of such enforcement will rank behind the claims of the holders of obligations under our Revolving Credit Facility, which are first priority obligations, and holders of additional secured indebtedness (to the extent permitted to have priority by the Indenture). The security interest of the collateral agent is subject to practical problems generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of a third party to obtain or enforce a security interest in a contract. The collateral agent may not be able to obtain any such consent. Also, the consents of any third parties may not necessarily be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

In addition, we will not be required to make filings with the FAA with respect to the security interest in any aircraft lease to which we are a party and will not be required to register such security interests on the International Registry. Accordingly, the ability to foreclose on such collateral could be adversely impacted.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.

The collateral documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the notes and the guarantees.

In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that Section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the Indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the Indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). With respect to such releases, we must deliver to the collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the Indenture. See “Description of the New Notes.”

Security interests over certain collateral may not have been in place by closing or may not have been perfected by closing. Creation or perfection of such security interests after the issue date of the old notes increases the risk that the liens granted by those security interests could be avoided.

Certain security interests in favor of the collateral agent, including mortgages on certain of our real properties, may not have been in place or perfected as of the date on which the EHI or Air Amazonia acquisitions were consummated. To the extent any liens on or security interest in the collateral securing the notes are not perfected on or prior to such date, we will use our commercially reasonable efforts to have all such security interests perfected, to the extent required by the Indenture and the security documents, within a period of time to be agreed between the issuer and the administrative agent under the credit facility. To the extent a security interest in certain collateral is granted or perfected after the date which is 30 days following such date, that security interest would remain at risk of being voided as a preferential transfer by the pledgor, as debtor in possession, or by its trustee in bankruptcy if we were to file for bankruptcy within 90 days after the grant or after perfection (or, under certain circumstances, a longer period).

The imposition of certain permitted liens could materially adversely affect the value of the collateral.

The collateral securing the notes may also be subject to liens permitted under the terms of the Indenture, whether arising on or after the date the old notes were issued. The existence of any permitted liens could materially adversely affect the value of the collateral that could be realized by the holders of the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. In addition, the imposition of certain permitted liens will cause the relevant assets to become Excluded Assets, which will not secure the notes or the guarantees. See “Description of the New Notes —Security for the new notes” and “Description of the New Notes—Certain definitions—Excluded Assets.”

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. Although the Indenture contains customary further assurances covenants, there can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. Neither the trustee nor the collateral agent for the notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of the liens securing the notes.

Certain aircraft collateral registered in the United States may be located in foreign jurisdictions which may result in the collateral agent’s security interest in such aircraft collateral being unperfected.

Certain filings with the FAA, together with UCC filings and registrations on the International Registry, are required to perfect security interests in aircraft collateral registered in the United States. Certain of the aircraft collateral registered in the United States may be located in foreign jurisdictions from time to time in connection with the operation of our business activities in those foreign jurisdictions. The laws and regulations applicable to aircraft located in these foreign jurisdictions may require us to register the aircraft locally, which would result in us having to deregister the aircraft with the FAA and thereby cause the collateral agent’s security interest in such aircraft collateral to become unperfected. The Indenture governing the notes permits aircraft collateral that is subject to such foreign registration requirements to become unregistered in the United States to the extent that, and for so long as, (a) such foreign registration requirements prohibit registration in the United States, (b) before and after giving effect to such deregistration no default or event of default exists and (c) after giving effect to such deregistration the ratio of (i) the aggregate appraised value of all aircraft collateral that is subject to a valid, enforceable and perfected security interest in favor of the collateral agent to (ii) the aggregate appraised value of all aircraft owned by us (whether or not constituting collateral) is at least 0.85:1.00; provided that the liens of the collateral agent with respect to any such aircraft collateral will only be permitted to become unperfected to the extent the corresponding liens under the Revolving Credit Facility with respect to such aircraft collateral are also unperfected. As a result, we cannot guarantee that the security interest in such aircraft collateral is or will continue to be perfected. Accordingly, to the extent that a security interest in such aircraft collateral is not perfected, the security interest of the noteholders in such collateral would be subordinate to any security interests in such collateral which are perfected by complying with the FAA filing requirements, UCC filing requirements and registrations on the International Registry or the equivalent under foreign law. To the extent that a security interest in this collateral is unperfected, in a bankruptcy the noteholders may not have greater rights to such collateral than our general unsecured creditors.

In the event of our bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Under applicable U.S. federal bankruptcy laws, which are subject to change from time to time, absent bankruptcy court approval, secured creditors are generally prohibited from repossessing their security from a debtor in a bankruptcy case, and may also be prohibited from disposing of security previously repossessed from such a debtor. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain and to use collateral owned by the debtor, including cash collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The meaning of the term “adequate protection” may vary according to the circumstances, but is intended generally to protect the value of the secured creditor’s interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security if and at such times as the court, in its discretion, determines that a diminution in the value of the collateral occurs as a result of the stay of the repossession or the disposition of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the trustee or collateral agent under the Indenture for the notes could foreclose upon or sell the collateral or whether or to what extent holders of notes would be compensated for any delay in payment or loss of value of the collateral.

Moreover, the trustee and the collateral agent may need to evaluate the impact of potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold or enforce a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the notes.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent (for its benefit and for the benefit of the trustee and the holders of the notes), including pursuant to security documents delivered after the date of the Indenture governing the notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than they would have received in a hypothetical liquidation under Chapter 7 of the U.S. Bankruptcy Code if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. To the extent that the grant of any such mortgage or other security interest is avoided as a preference, you would lose the benefit of the mortgage or security interest. As more fully described herein, certain of the assets securing the notes will not be subject to a valid and perfected security interest on the Issue Date. We have agreed to use commercially reasonable efforts to obtain a valid and perfected security interest on such assets following the Issue Date.

The waiver in the Intercreditor Agreement of rights of marshaling may adversely affect the recovery rates of holders of the notes in a bankruptcy or foreclosure scenario.

The notes and the guarantees are secured on a second-priority lien basis by the collateral. The Intercreditor Agreement provides that, at any time obligations having the benefit of the first-priority liens on the collateral are outstanding, the holders of the notes, the trustee under the Indenture governing the notes and the collateral trustee may not assert or enforce any right of marshaling accorded to a junior lienholder, as against the holders of such indebtedness secured by first-priority liens in the collateral. Without this waiver of the right of marshaling, holders of such indebtedness secured by first-priority liens in the collateral would likely be required to liquidate collateral on which the notes did not have a lien, if any, prior to liquidating the collateral, thereby maximizing the proceeds of the collateral that would be available to repay our obligations under the notes. As a result of this waiver, the proceeds of sales of the collateral could be applied to repay any indebtedness secured by first-priority liens in the collateral before applying proceeds of other collateral securing indebtedness, and the holders of notes may recover less than they would have if such proceeds were applied in the order most favorable to the holders of the notes.

The pledge of capital stock, other securities and similar items of our subsidiaries that secure the notes will automatically be released from, and no longer constitute collateral for, the lien on them, so long as the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The new notes and the new Note Guarantees will be secured by a pledge of the stock of some of our subsidiaries. Under the SEC regulation in effect as of the issue date of the old notes, if the par value, book value as carried by us or market value (whichever is greater) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20.0% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the Indenture and the collateral documents provide that any capital stock and other securities of any of our subsidiaries are excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time).

As a result, holders of the notes could lose a portion of or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See “Description of the New Notes—Security for the new notes.”

The collateral is subject to casualty risks and potential environmental liabilities.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes and the guarantees.

The Indenture governing the notes and the Credit Agreement governing our Revolving Credit Facility impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The Credit Agreement governing our Revolving Credit Facility and the Indenture governing the notes impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•	incur additional indebtedness, guarantee indebtedness or issue certain disqualified stock and preferred stock;

•	pay dividends or certain other distributions on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments or prepay subordinated debt;

•	place restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell, transfer, lease or dispose of certain assets or merge or consolidate with or into other companies; and

•	incur liens.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

You should read the discussions under the headings “Description of Other Indebtedness—Revolving Credit Facility” and “Description of the New Notes—Certain covenants” for further information about these covenants.

There are limitations on our ability to incur the $140.0 million of commitments under our Revolving Credit Facility. Borrowings under our Revolving Credit Facility are limited by a specified borrowing base consisting of a percentage of eligible aircraft, eligible accounts receivable and inventory, less customary reserves. In addition, our Revolving Credit Facility requires that we maintain, on a quarter-end basis, a fixed charge coverage ratio of at least 1.2:1.0 if our average excess availability is greater than $16.8 million (as calculated pursuant to the terms of the Revolving Credit Facility) or 1.05:1.0 if our average excess availability is less than or equal to $16.8 million (as calculated pursuant to the terms of the Revolving Credit Facility) and an annual growth capital expenditures limit of approximately $25.0 million, subject to standard carry-over provisions. Failure to comply with these covenants is an event of default under the facility and as a result our ability to draw down borrowings under our Revolving Credit Facility is dependent on our compliance with these covenants. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants could result in a default under our Revolving Credit Facility and materially adversely affect our financial position.

Moreover, our Revolving Credit Facility provides the lenders considerable discretion to impose reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under our Revolving Credit Facility will not impose such reserves during the term of our Revolving Credit Facility and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes.

U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the Guarantors.

Certain of our subsidiaries will guarantee the obligations under the new notes. The issuance of the guarantees by the subsidiary Guarantors may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a Guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce a subsidiary Guarantor’s guarantee, or may subordinate the notes or such guarantee to the applicable subsidiary Guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable subsidiary Guarantor entered into its guarantee, or, in some states, when payments became due under such guarantee, the applicable subsidiary Guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such subsidiary Guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary Guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also avoid a guarantee, without regard to the above factors, if the court found that the applicable subsidiary Guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a subsidiary Guarantor pursuant to its guarantee could be avoided and required to be returned to such subsidiary Guarantor or to a fund for the benefit of such Guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from such subsidiary Guarantor.

To the extent a court avoids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable subsidiary Guarantor. If a court were to take this action, the applicable Guarantor’s assets would be applied first to satisfy the applicable Guarantor’s other liabilities, if any, and might not be applied to the payment of the guarantee. Sufficient funds to repay the notes may not be available from other sources, including the remaining Guarantors, if any.

Each subsidiary guarantee will contain a provision intended to limit the Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the Guarantor’s obligation to an amount that effectively makes the guarantee worthless.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Not all of our subsidiaries will be required to guarantee the notes. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in our non-guarantor subsidiaries.

We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale offer.

Upon a change of control, as defined under the Indenture governing the notes, the holders of notes will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101.0% of their principal amount plus accrued and unpaid interest. In order to obtain sufficient funds to pay the purchase price of the outstanding notes, we expect that we would have to refinance the notes. We cannot assure you that we would be able to refinance the notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the Indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the

Indenture. A Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in Indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board. See “Description of the New Notes—Repurchase at the option of Holders—Change of Control.”

In addition, in certain circumstances specified in the Indenture governing the notes, we will be required to commence an asset sale offer, as defined in the Indenture, pursuant to which we will be obligated to purchase the applicable notes at a price equal to 100.0% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such notes when required under the Indenture would be an event of default under the Indenture.

We face risks related to rating agency downgrades.

Moody’s and S&P each rated the notes. If these rating agencies reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our credit facilities and other future borrowings may increase and the market price of the notes may decrease.

If the notes are rated investment grade at any time by both Moody’s and S&P, most of the restrictive covenants and corresponding events of default contained in the Indenture governing the notes will be suspended.

If, at any time, the credit rating on the notes, as determined by both Moody’s and S&P, equals or exceeds Baa3 and BBB-, respectively, or any equivalent replacement ratings, we will no longer be subject to most of the restrictive covenants and corresponding events of default contained in the Indenture governing the notes. Any restrictive covenants or corresponding events of default that cease to apply to us as a result of achieving these ratings will be restored if one or both of the credit ratings on the notes later fall below these thresholds or in certain other circumstances. However, during any period in which these restrictive covenants are suspended, we may incur other indebtedness, make restricted payments and take other actions that would have been prohibited if these covenants had been in effect. If the restrictive covenants are later restored, the actions taken while the covenants were suspended will not result in an event of default under the Indenture governing the notes even if they would constitute an event of default at the time the covenants are restored. Accordingly, if these covenants and corresponding events of default are suspended, holders of the notes will have less credit protection than at the time the old notes were and the new notes are issued. See “Description of the new notes—Certain Covenants—Effectiveness of covenants when notes are rated Investment Grade.”

Use of Proceeds

We will not receive any cash proceeds from the issuance of the new notes pursuant to the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange a like principal amount of old notes, the terms of which are substantially identical to the new notes. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our capitalization.

Ratio of Earnings to Fixed Charges

The following table shows Erickson’s ratio of earnings to fixed charges:

	Year ended December 31,
	2013	2012	2011	2010	2009

Ratio of earnings to fixed charges(1)	1.6x	4.2x	2.1x	—	3.5x

(1)	In the twelve months ended December 31, 2010, earnings were insufficient to cover fixed charges by $11.6 million.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes and noncontrolling interest, interest expense, net, and amortization of debt issuance costs. Fixed charges consist of interest expense, net, and amortization of debt issuance costs.

The Exchange Offer

Purpose and effect of the exchange offer

We and the Guarantors entered into a registration rights agreement with the initial purchasers of the old notes pursuant to which we agreed, under certain circumstances, to use our commercially reasonable efforts to file a registration statement enabling you to exchange your old notes for new notes with substantially identical terms and to complete the exchange offer within 365 days after the issue date of the old notes. The new notes will have terms substantially identical to the old notes, except that the new notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The old notes were issued on May 2, 2013.

Under the circumstances set forth below, we and the Guarantors will use our commercially reasonable efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the old notes within the time periods specified in the registration rights agreement and keep the statement effective for up to two years after the issue date of the old notes. These circumstances include:

•	if any applicable law or any applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not completed by May 1, 2014;

•	if any holder notifies us within 20 business days after the commencement of this exchange offer that (i) due to a change in law or SEC policy it is not entitled to participate in this exchange offer, (ii) due to a change in applicable law or SEC policy it may not resell the New Securities to be acquired by it in this exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (iii) it is a broker-dealer and owns Registrable Securities acquired directly from us or our affiliate; or

•	if we receive a written request from any initial purchaser of the old notes representing that such initial purchaser holds old notes that are or were ineligible to be exchanged for new notes in the exchange offer.

As used in this prospectus, “Registrable Securities” means (i) notes or new Note Guarantees or old Note Guarantees, or together, the Note Guarantees, other than those that (a) have been registered under a registration statement and disposed of in accordance therewith or (b) have been sold under Rule 144 of the Securities Act and (ii) any New Securities the resale of which by the holder thereof requires compliance with the prospectus delivery requirements of the Securities Act; provided that all notes or Note Guarantees shall cease to be Registrable Securities upon the second anniversary of the issue date of the old notes.

Under the registration rights agreement, if we and the Guarantors fail to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to May 1, 2014, or the target registration date, the interest rate on the old notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC, up to a maximum of 1.00% per annum of additional interest. A copy of the registration rights agreement has been filed as Exhibit 4.2 to the registration statement of which this prospectus is a part.

If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make the following written representations:

•	you are acquiring the New Securities in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution of the notes or Note Guarantees within the meaning of the Securities Act;

•	you are not an affiliate of us or any Guarantor or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and will provide information to be included in the shelf registration statement in accordance with the registration rights agreement in order to have your notes and Note Guarantees included in the shelf registration statement and benefit from the provisions regarding Additional Interest in the registration statement;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of New Securities;

•	if you are a broker-dealer and elect to exchange for New Securities any Old Securities that you acquired for your own account as a result of market-making activities or other trading activities (but not directly from us or any of our affiliates) for New Securities, then you will comply with the applicable provisions of the Securities Act (including the prospectus delivery requirements thereunder); and

•	you are not prohibited by any law or policy of the SEC from participating in the exchange offer.

Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it shall deliver a prospectus in connection with any resale of such New Securities. See “Plan of Distribution.”

Resale of new notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that you may resell or otherwise transfer new notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the new notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes;

•	you are acquiring the new notes in the ordinary course of your business; and

•	you are not prohibited by any law or policy of the SEC from participating in the exchange offer.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the new notes, or are not acquiring the new notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the new notes.

This prospectus may be used for an offer to resell or other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the old notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read “Plan of Distribution” for more details regarding the transfer of new notes.

Terms of the exchange offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange in the exchange offer any old notes that are validly tendered and not validly withdrawn prior to the expiration date. Old notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue new notes in principal amount identical to old notes surrendered in the exchange offer.

The form and terms of the new notes will be substantially identical to the form and terms of the old notes except the new notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The new notes will evidence the same debt as the old notes. The new notes will be issued under and entitled to the benefits of the Indenture that authorized the issuance of the old notes. For a description of the Indenture, see “Description of the New Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $355.0 million aggregate principal amount of the 8.25% Second Priority Senior Secured Notes due 2020 are outstanding. This prospectus and the letters of transmittal are being sent by us to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the old notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer upon the occurrence of any of the conditions set forth below under “—Conditions to the exchange offer.”

If you tender your old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration date, extensions and amendments

As used in this prospectus, the term “expiration date” means 5:00 p.m., New York City time, on June 2, 2014. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by oral or written notice, followed by notification by press release or other public announcement to the registered holders of the old notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any old notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange offer” have not been satisfied, by giving oral (to be promptly confirmed in writing) or written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance of tendered old notes, or extension, termination or amendment of the exchange offer will be followed as promptly as practicable by oral or written notice from us to the registered holders of the old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of old notes of that amendment.

Conditions to the exchange offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	all governmental. approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under “—Purpose and effect of the exchange offer,” “—Procedures for tendering old notes” and “Plan of Distribution”; or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of such extension to our holders. We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at the time the old notes are tendered any stop order is threatened or in effect with respect to either the registration statement of which this prospectus constitutes a part, or the qualification of the Indenture under the Trust Indenture Act of 1939, or the TIA.

Procedures for tendering old notes

To tender your old notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for old notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of old notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing old notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. Your registered holder may require you to act on a date prior to the expiration date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines. If you wish to tender the old notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

•	make appropriate arrangements to register ownership of the old notes in your name; or

•	obtain a properly completed bond power from the registered holder of old notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the old notes surrendered for exchange are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any old notes listed on the old notes, the old notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the old notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

Any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender old notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the old notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of new notes

In all cases, we will promptly issue new notes for old notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering old notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are acquiring the New Securities in the ordinary course of business;

•	you have no arrangement or understanding with any person to participate in the distribution within the meaning of the Securities Act of the notes or Note Guarantees;

•	you are not an affiliate of us or any Guarantor or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and will provide information to be included in the shelf registration statement in accordance with the registration rights agreement in order to have your notes and Note Guarantees included in the shelf registration statement and benefit from the provisions regarding Additional Interest in the registration statement;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of New Securities;

•	if you are a broker-dealer and elect to exchange for New Securities any old notes or old Note Guarantees that you acquired for your own account as a result of market-making activities or other trading activities (but not directly from the Issuer or any affiliate of the Issuer) for New Securities, then you will comply with the applicable provisions of the Securities Act (including the prospectus delivery requirements thereunder); and

•	you are not prohibited by any law or policy of the SEC from participating in the exchange offer.

In addition, each broker-dealer that is to receive new notes for its own account in exchange for old notes must represent that such old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form and eligibility of all old notes tendered for exchange, including time of receipt and acceptance of the old notes. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular old notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor will any of them incur any liability for any failure to give notification. Any old notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-entry delivery procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the old notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the old notes by causing the book-entry transfer facility to transfer those old notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer, or a book-entry confirmation, prior to the expiration date. In addition, although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive new notes for tendered old notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their old notes according to the guaranteed delivery procedures described below.

Guaranteed delivery procedures

If you wish to tender your old notes but your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of old notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such old notes and the principal amount of old notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation of transfer of the old notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures.

Withdrawal rights

Except as otherwise provided in this prospectus, you may withdraw your tender of old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate numbers and principal amount of the old notes; and

•	where certificates for old notes have been transmitted, specify the name in which the old notes were registered, if different from that of the withdrawing holder.

If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If old notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility of all old notes tendered for exchange, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned by the exchange agent to their holder, without cost to the holder, or, in the case of book-entry transfer, the old notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following the procedures described under “—Procedures for tendering old notes” above at any time on or prior to the expiration date.

Exchange agent

Wilmington Trust, National Association has been appointed as the exchange agent for the exchange offer. Wilmington Trust, National Association also acts as trustee under the Indenture governing the old notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered,

Certified or Regular Mail, Overnight Courier or

Hand Delivery:

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1615

Attention: Workflow Management – 5th Floor

By Facsimile Transmission

(eligible institutions only):

(302) 636-4139, Attention: Exchange

Other Inquiries:

DTC2@wilmingtontrust.com

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile to a number other than the one set forth above, that delivery or those instructions will not be effective.

Fees and expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our and the Guarantors’ obligations relating to the registration of the New Securities and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for such clients. In addition, we will reimburse the Initial Purchasers for their reasonable fees and disbursements of counsel.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Accounting treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their old notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of failure to exchange

If you do not exchange your old notes for new notes under the exchange offer, your old notes will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the old notes.

In general, you may not offer or sell your old notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

Description of Other Indebtedness

Revolving Credit Facility

On May 2, 2013, we entered into the Revolving Credit Facility, providing a new $100.0 million, five-year revolving credit facility with a group of financial institutions led by Wells Fargo Bank N.A., or Wells Fargo, and

including Bank of the West, Deutsche Bank Trust Company Americas, and HSBC Bank USA NA. On June 14, 2013, the Revolving Credit Facility was amended to increase the maximum aggregate amount that we may borrow from $100.0 million to $125.0 million, and on March 11, 2014 it was amended to increase the maximum aggregate amount that we may borrow to $140.0 million. The interest rate under the Revolving Credit Facility is 325-450 basis points over LIBOR depending on our senior leverage ratio. The proceeds under the Revolving Credit Facility are primarily used for general corporate purposes and we used a portion of the proceeds to fund the purchase price of the Air Amazonia acquisition.

We, and each of our current and future, direct and indirect, material domestic subsidiaries guarantee the indebtedness under the Revolving Credit Facility on a senior secured first lien basis.

The Revolving Credit Facility contains certain financial covenants, including, without limitation, a minimum fixed charge coverage ratio of 1.20:1.00 our average excess availability, as calculated pursuant to the terms of the Revolving Credit Facility, is greater than $16.8 million or 1.05:1.00 if our average excess availability, as calculated pursuant to the terms of the Revolving Credit Facility, is less than or equal to $16.8 million and an annual growth capital expenditures limit of approximately $25.0 million, subject to standard carry-over provisions.

The Revolving Credit Facility includes mandatory prepayment requirements for the certain types of transactions, including, without limitation, requiring prepayment from (a) proceeds that we receive as a result of certain asset sales, subject to re-investment provisions on terms to be determined, and (b) proceeds from extraordinary receipts.

The outstanding balance under the Revolving Credit Facility at December 31, 2013 was $68.1 million. The weighted average interest rate for borrowings under the Revolving Credit Facility for the year (from inception on May 2, 2013) ended December 31, 2013 was 5.41%. The interest rate at December 31, 2013 was 5.06%. As of December 31, 2013 we had $5.1 million in outstanding standby letters of credit under the Revolving Credit Facility and maximum borrowing availability was $51.8 million.

2020 Subordinated Notes

Pursuant to the terms of the EHI stock purchase agreement, the consideration included $17.5 million of our subordinated notes. The subordinated notes accrue interest at a fixed rate of 6.0% per annum, mature on November 2, 2020, and may be prepaid at our option. Upon an event of default under the subordinated notes, the interest rate will increase to 8.0% per annum until the event of default is cured. We have agreed to pay, in cash, quarterly installments of interest only (in arrears) until March 31, 2015, after which date we have agreed to pay, in addition to such interest, on a quarterly basis $1.0 million in principal. Upon any refinancing of the 2020 Senior Notes or the Revolving Credit Facility the principal amount of the subordinated notes with all accrued interest thereon will become due and payable. Upon a change of control, the principal amount together with all accrued interest shall forthwith be due and payable. Until the principal amount of the subordinated notes together with all accrued interest thereon has been paid in full, we and our subsidiaries may not declare or pay any dividend, make any payment on account of, or take certain other actions in respect of any of our or our subsidiaries’ equity interests, subject to certain exceptions.

For purchase accounting of the EHI acquisition, the fair value of the subordinated notes was estimated at $15.9 million, assuming a market level borrowing rate of 9.00%. The outstanding balance under the 2020 Subordinated Notes at December 31, 2013 was $17.5 million, comprised of the $16.2 million fair value and $1.3 million related to the unamortized discount on the debt, for the year ended December 31, 2013. The weighted average interest rate for borrowings under the 2020 Subordinated Notes was 6.00%.

Description of the New Notes

We issued the old notes and will issue the new notes pursuant to an indenture, or the Indenture, among us, the Guarantors and Wilmington Trust, National Association, as trustee, or the Trustee, and as collateral agent, or the Notes Collateral Agent. The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

The following description is a summary of certain provisions of the Indenture, the Security Documents and the Intercreditor Agreement, which are incorporated by reference to Exhibits 4.1, 10.32, 10.33, 10.34, 10.35 and 10.31, respectively, attached to the registration statement of which this prospectus is a part. This summary does not purport to be a complete description of such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, those agreements. We urge you to read the Indenture, the Security Documents and the Intercreditor Agreement because they, and not this description, define your rights as holders of the new notes. You may request a copy of the Indenture, the Security Documents and the Intercreditor Agreement by following the procedures outlined under the caption “Where you can find additional information.”

You can find the definitions of certain terms used in this description under the subheading “—Certain definitions.” Certain defined terms used in this description but not defined below under “—Certain definitions” have the meanings assigned to them in the Indenture. In this description, the word “Issuer” refers only to Erickson Incorporated and not to any of its subsidiaries.

Brief description of the new notes and the new Note Guarantees

The new notes

The new notes will be:

•	senior secured obligations of the Issuer;

•	equal in right of payment with any existing and future senior Indebtedness of the Issuer, including the Credit Agreement;

•	secured on a second-priority lien basis by the Collateral, subject to certain exceptions and liens permitted under the Indenture;

•	senior in right of payment to any existing or future Subordinated Indebtedness of the Issuer;

•	effectively senior to any existing or future unsecured Indebtedness of the Issuer, including the EAC Acquisition Notes, to the extent of the value of the Collateral;

•	structurally subordinated to all liabilities and preferred stock of Subsidiaries of the Issuer that are not Guarantors;

•	effectively subordinated to the Issuer’s obligations under the Credit Agreement and to any other secured obligations of the Issuer or any of its Subsidiaries that are permitted to be secured on a first-lien basis to the extent of the value of the assets securing such obligations; and

•	unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantors.

The new Note Guarantees

The new notes will be jointly and severally guaranteed by all wholly owned domestic Subsidiaries of the Issuer (other than any Immaterial Subsidiary), including Evergreen and its wholly owned domestic Subsidiaries (in each case, other than Unrestricted Subsidiaries). See “Certain covenants—Additional Note Guarantees and security for the new notes.”

Each new Note Guarantee will be:

•	a senior secured obligation of the Guarantor;

•	equal in right of payment with any existing and future senior Indebtedness of the Guarantor, including such Guarantor’s guarantees of the Credit Agreement;

•	secured on a second-priority basis by the Collateral owned by such Guarantor (subject to certain exceptions and liens permitted under the Indenture);

•	senior in right of payment to any existing or future Subordinated Indebtedness of such Guarantor;

•	effectively senior to any existing or future unsecured Indebtedness of each Guarantor to the extent of the value of the Collateral owned by such Guarantor;

•	structurally subordinated to all liabilities and preferred stock of any Subsidiaries of such Guarantor that are not Guarantors; and

•	effectively subordinated to the Guarantee of such Guarantor under the Credit Agreement and other secured obligations of such Guarantor that are permitted to be secured on a first-lien basis to the extent of the value of the assets owned by such Guarantor securing such obligations.

As of the Issue Date, all of the Issuer’s wholly owned domestic subsidiaries were “Restricted Subsidiaries.” However, none of the Issuer’s foreign Subsidiaries (including without limitation, (i) Dutch Air-Crane B.V., CAC Development Canada, Inc., Erickson Air-Crane (Malaysia) Sdn. Bhd., European Air-Crane S.p.A., and any of the foregoing entities’ respective Subsidiaries and (ii) Air Amazonia and any of its Subsidiaries) will guarantee the new notes. See “Risk factors—Risks related to the notes and to our indebtedness—Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.” In addition, under the circumstances described below under the subheading “—Certain covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Issuer will be permitted to designate certain of its subsidiaries as “Unrestricted Subsidiaries.” The Issuer’s Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. The Issuer’s Unrestricted Subsidiaries will not guarantee the new notes.

Principal, maturity and interest

The Issuer will issue up to $355.0 million of new notes in this offering. The Issuer may issue additional notes, or the Additional Notes, from time to time after this offering. Any offering of Additional Notes is subject to the covenants described below under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” and “—Certain covenants—Liens.” The old notes, the new notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, the Security Documents and the Intercreditor Agreement. Holders of old notes, new notes, and Additional Notes will share equally and ratably in the Collateral. The Issuer will issue new notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will mature on May 1, 2020.

Interest on the new notes will accrue at the rate of 8.25% per annum and will be payable semiannually in arrears on May 1 and November 1, commencing on November 1, 2013. The Issuer will make each interest payment to the Holders of record on the immediately preceding April 15 and October 15. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying agent and registrar for the notes

The Issuer will maintain one or more paying agents for the new notes. The initial paying agent for the new notes will be the Trustee.

The Issuer will also maintain a registrar in respect of the new notes. If the Issuer fails to appoint a registrar the Trustee will act as such. The registrar for the new notes will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfer of those new notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer, any Restricted Subsidiary or any Subsidiary of a Restricted Subsidiary may act as a paying agent or registrar.

Transfer and exchange

A Holder may transfer or exchange new notes in accordance with the Indenture. The registrar or the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of new notes. The Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any new note selected for redemption. Also, the Issuer is not required to transfer or exchange any new note for a period of 15 days before a selection of notes to be redeemed. The registered Holder of a new note will be treated as the owner of it for all purposes.

Ranking

The Indebtedness evidenced by the new notes and the new Note Guarantees will be senior Indebtedness of the Issuer or the applicable Guarantor, as the case may be, will rank equal in right of payment with all existing and future senior Indebtedness of the Issuer (including the old notes) and the Guarantors, as the case may be, and will be secured by the Collateral, which Collateral will be shared on an equal and ratable basis with the old notes and any Other Pari Passu Lien Obligations incurred after the Issue Date. Indebtedness under the Credit Agreement is also secured by the Collateral. The Indebtedness under the Credit Agreement, and any other Lenders Debt, will have first priority with respect to the Collateral. Such security interests are described under “—Security for the new notes.” The Indebtedness evidenced by the new notes and the new Note Guarantees will be (i) senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Guarantors, as the case may be, (ii) effectively senior to all existing and future unsecured Indebtedness of the Issuer and the Guarantors to the extent of the value of the Collateral owned by the Issuer and the Guarantors, (iii) equally and ratably secured by the Collateral with the old notes and with any Other Pari Passu Lien Obligations incurred after the Issue Date and (iv) effectively subordinated to the Issuer’s obligations under the Credit Agreement and all other existing and future Indebtedness of the Issuer and the Guarantors that are secured on a first-priority basis to the extent of the value of the assets securing such Indebtedness.

As of December 31, 2013, the Issuer and its Subsidiaries had, exclusive of letters of credit, approximately $440.6 million aggregate principal amount of senior secured Indebtedness (comprised of borrowings under the old notes, the old Note Guarantees and the Credit Agreement). Our Credit Agreement provides us with $125 million in availability, subject to borrowing base limitations. After giving effect to the borrowing base limitation, we had availability of approximately $51.8 million under the Credit Agreement as of December 31, 2013. The Obligations under the Credit Agreement are secured by a first-priority lien on the Collateral.

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including the Holders of the new notes. The new notes, therefore, will be structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors including, without limitation, all of the Issuer’s Unrestricted Subsidiaries and Foreign Restricted Subsidiaries. Although the Indenture limits the incurrence of Indebtedness by and the issuance of Disqualified Stock and preferred stock of certain of the Issuer’s Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock.”

Although the Indenture contains limitations on the amount of additional Pari Passu Indebtedness and additional Secured Indebtedness that the Issuer and its Restricted Subsidiaries may incur, under certain circumstances the amount of such Pari Passu Indebtedness and Secured Indebtedness could be substantial. See “Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” and “Certain covenants—Liens.”

New Note Guarantees

The Guarantors will jointly and severally unconditionally guarantee on a senior secured basis the Issuer’s obligations under the Indenture and the new notes. The obligations of each Guarantor under its new Note Guarantee is limited as necessary to prevent that new Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk factors—Risks related to the notes and to our indebtedness—U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the Guarantors.”

The Indenture provides that a Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger is a corporation, partnership or limited liability company, organized or existing under (i) the laws of the United States, any state thereof or the District of Columbia or (ii) the laws of the same jurisdiction as that Guarantor and, in each case, assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee, the Security Documents, the Intercreditor Agreement and the Registration Rights Agreement pursuant to a supplemental indenture and appropriate supplements or amendments, as applicable; or

(b) such sale or other disposition complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom.

The new Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition of all or substantially all of the assets of that Guarantor complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom; provided, however, that such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor (or of any direct or indirect parent thereof) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition of all such Capital Stock of that Guarantor (or such direct or indirect parent, as applicable) complies with the “Asset Sale” provisions of the Indenture, including the application of the Net Proceeds therefrom; provided, however, that if such Guarantor remains a Subsidiary, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer;

(3) if the Issuer designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(4) if the Issuer exercises its legal defeasance option or its covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(5) upon the release or discharge of all Guarantees by such Guarantor which would have required such Guarantor to guarantee the notes pursuant to the covenant described under “—Certain covenants—Limitations on issuances of Guarantees of Indebtedness” (including, without limitation, the Credit Agreement).

Security for the new notes

General

The obligations of the Issuer with respect to the new notes, the obligations of the Guarantors under the new Note Guarantees, and the performance of all other obligations of the Issuer and the Guarantors under or relating to the Indenture, the Note Guarantees and the Security Documents will be secured equally and ratably by second-priority security interests in all of the Issuer’s and each Guarantor’s right, title, and interest in and to the following Collateral, whether now owned or hereafter acquired or arising and wherever located:

(i) all Accounts;

(ii) all books and records;

(iii) all chattel paper;

(iv) all deposit accounts;

(v) all equipment and fixtures;

(vi) all general intangibles (including intellectual property and intellectual property licenses);

(vii) all inventory;

(viii) all investment property and pledged collateral;

(ix) all letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents;

(x) all goods;

(xi) all supporting obligations;

(xii) all commercial tort claims;

(xiii) all money, cash, cash equivalents, or other assets of the Issuer and the Guarantors that now or hereafter come into the possession, custody, or control of the Trustee or the Notes Collateral Agent;

(xiv) all of the proceeds (as defined in the Uniform Commercial Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or commercial tort claims covering or relating to any or all of the foregoing, and any and all Accounts, books, chattel paper, deposit accounts, equipment, fixtures, general intangibles, inventory, investment related property, letters of credit, letter-of-credit rights, instruments, promissory notes, drafts, documents, supporting obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing, including whatever is receivable or received when investment related property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to the Issuer or any Guarantor or Trustee or Notes Collateral Agent from time to time with respect to any of the investment property; and

(xv) all right, title and interest of the Issuer and the Guarantors in real property.

Notwithstanding the foregoing or anything herein to the contrary, (i) the Collateral will not include any Excluded Assets and the security interests in Collateral will be subject to additional exceptions and limitations set forth in the Indenture, the Security Documents and the Intercreditor Agreement and (ii) no filings with the FAA with respect to the security interest in any aircraft lease to which the Issuer or any Guarantor is a party will be required to be made and such security interest will not be required to be registered on the International Registry.

The Collateral has been pledged pursuant to the Security Documents and one or more fee and leasehold mortgages, aircraft mortgages, deeds of trust or deeds to secure the Obligations in respect of the notes or other grants or transfers for security executed and delivered by the Issuer or applicable Guarantor to the Notes Collateral Agent for the benefit of the Notes Collateral Agent, the Trustee, the Holders of the notes and the holders of any Other Pari Passu Lien Obligations. For the avoidance of doubt, no assets of any Subsidiary that is not a Guarantor (including any Capital Stock owned by any such Subsidiary) shall constitute Collateral. With respect to the Capital Stock of Foreign Restricted Subsidiaries that is being pledged by a Guarantor to secure the Obligations, no local law perfection will be required and the pledge of such Capital Stock shall be limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such Foreign Restricted Subsidiaries.

So long as no Event of Default and no event of default under any Other Pari Passu Lien Obligations shall have occurred and be continuing, and subject to certain terms and conditions, the Issuer and the Guarantors are entitled to remain in possession and retain exclusive control over the Collateral (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral and, subject to the Intercreditor Agreement, deposited with the Notes Collateral Agent in accordance with the provisions of the Security Documents and other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default or an event of default under any Other Pari Passu Lien Obligations, to the extent permitted by law and subject to the provisions of the Security Documents and the Intercreditor Agreement, (1) all of the rights of the Issuer and the Guarantors to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall at the option of the Notes Collateral Agent, become vested, subject to the terms of the

Intercreditor Agreement, in the Notes Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights and (2) subject to the terms of the Intercreditor Agreement, the Notes Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Other Pari Passu Lien Obligations, the Notes Collateral Agent will be permitted, subject to applicable law and the terms of the Intercreditor Agreement described below under “—Security for the new notes—Intercreditor Agreement,” to exercise remedies and sell the Collateral under the Security Documents only at the direction of the holders of a majority of the aggregate principal amount of the notes and any Other Pari Passu Lien Obligations outstanding at the time of such action.

The Indenture and the Security Documents require that the Issuer and the Guarantors grant to the Notes Collateral Agent, for the benefit of the Trustee, the Notes Collateral Agent, the Holders of the notes and the holders of any Other Pari Passu Lien Obligations, a second priority lien on all property acquired after the Issue Date of the type described above as Collateral, subject to certain exceptions set forth in the Indenture, the Security Documents and the Intercreditor Agreement.

Perfection and non-perfection of security interests in Collateral

The security interest of the Notes Collateral Agent in certain of the Collateral may not be in place on the Issue Date, or on the date that the exchange offer expires.

Although the Indenture or the Security Documents requires the Issuer and the Guarantors to grant a security interest to the Notes Collateral Agent in such Collateral within 90 days following the Issue Date (or such longer period of time as agreed to by the Bank Collateral Agent) and to take certain actions in order to perfect such security interest, no assurance can be given that such security interest will be granted or perfected on a timely basis. In addition, the Indenture, the Security Documents and the Intercreditor Agreement will generally not require the Issuer and the Guarantors to take certain actions to perfect the liens of the Notes Collateral Agent in certain of the Collateral, including, prior to the Discharge of ABL Obligations, if such actions are not requested by the Bank Collateral Agent with respect to such Collateral. As a result, the Liens with respect to the new notes may not attach or be perfected in certain of the Collateral, which could adversely affect the rights of the Holders of the new notes with respect to such Collateral.

In addition, certain of the Aircraft Collateral registered in the United States may be located in foreign jurisdictions from time to time in connection with the operation of the business activities of the Issuer and its Subsidiaries in those foreign jurisdictions. Because the laws and regulations applicable to aircraft located in those foreign jurisdictions may require the registration of such aircraft locally, which would result in deregistration of the aircraft with the FAA, the security interest of the Notes Collateral Agent in such aircraft would be unperfected. The Indenture permits aircraft collateral that is subject to such foreign registration requirements to become unregistered in the United States (and therefore unperfected) to the extent that, and for so long as, (a) such foreign registration requirements prohibit registration in the United States and (b) before and after giving effect to such deregistration no default or event of default exists under the Indenture; provided that after giving effect to such deregistration the ratio of (i) the Appraised Value of the Aircraft Collateral on which the Notes Collateral Agent has a perfected second priority security interest to secure the Obligations in respect of the notes to (ii) the Appraised Value of all aircraft owned by the Issuer or any Guarantor (whether or not Collateral) would be at least 0.85:1.00; provided, further, that the liens of the Notes Collateral Agent with respect to any such aircraft will only be permitted to become unperfected to the extent the corresponding liens under the Revolving Credit Facility with respect to such aircraft are also unperfected.

After-acquired Collateral

If the Issuer or a Guarantor acquires any After-Acquired Property that is not automatically subject to a perfected security interest or Lien under the Security Documents and such After-Acquired Property would be of the type that would constitute Collateral, or a Subsidiary becomes a Guarantor, then, subject to exceptions set forth in the Indenture, the Security Documents and the Intercreditor Agreement, the Issuer or Guarantor, as applicable, will, reasonably promptly thereafter, provide perfected security interests in and Liens on such After-Acquired Property (or, in the case of a new Guarantor, all of its assets constituting Collateral) in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the Holders of the notes and any Other Pari Passu Lien Obligations and execute and deliver such fee and leasehold mortgages, aircraft mortgages, deeds of trust, security instruments, financing statements, joinder agreements, opinions of counsel and certificates in respect thereof to the extent required by the Indenture, the Security Documents and the Intercreditor Agreement and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect. Additionally, if the Issuer or any Guarantor creates any additional security interest upon any property or asset that would constitute Collateral to secure any Lenders Debt after the Issue Date, including with respect to any real property, it must concurrently grant a second-priority security interest and obtain all related deliverables as those delivered to the Bank Collateral Agent (subject to Permitted Collateral Liens and other exceptions in the Indenture) upon such property as security for the Obligations in respect of the notes and any Other Pari Passu Lien Obligations. If granting a security interest in such property requires the consent of a third party (other than Affiliates of the Issuer), the Issuer and the applicable Guarantor may not be required to obtain such consent with respect to the second-priority security interest for the benefit of the Notes Collateral Agent on behalf of the Holders of the notes and each other secured party under the Security Documents to the extent such consent is not required to be obtained under the terms of the Security Documents or the Credit Agreement and/or any security documents in connection therewith. If any required third party consent is not obtained, the Issuer or applicable Guarantor will not be required to provide such security interest unless applicable law permits the Notes Collateral Agent to obtain a security interest notwithstanding the failure to obtain such third party consent. Notwithstanding the foregoing or anything herein to the contrary, no filings with the FAA with respect to the security interest in any aircraft lease to which the Issuer or any Guarantor is a party will be required to be made and such security interest will not be required to be registered on the International Registry, which could impact the ability of the Holders of the new notes to foreclose on such Collateral.

Limitations on stock Collateral

The Capital Stock and other securities of a Subsidiary of the Issuer that are owned by the Issuer or any Guarantor will constitute Collateral for the benefit of the notes and any Other Pari Passu Obligations only to the extent that such Capital Stock and other securities can secure the notes and any Other Pari Passu Lien Obligations without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the staff of the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary (other than the Issuer) due to the fact that such Subsidiary’s Capital Stock and other securities secure the notes and any Other Pari Passu Lien Obligations, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the notes and any Other Pari Passu Lien Obligations (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of new notes, to the extent necessary to release the second-priority security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral for the benefit of the notes and any Other Pari Passu Lien Obligations.

In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the notes and any Other Pari Passu Lien Obligations in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the notes and any Other Pari Passu Lien Obligations (but only to the extent permitted without being subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of new notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

In accordance with the limitations set forth in the two immediately preceding paragraphs, the Collateral for the benefit of the notes will include shares of Capital Stock of Subsidiaries of the Issuer only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of Subsidiaries constituting Collateral for the benefit of the notes may decrease or increase as described above. The security interest in the Capital Stock will be or has been perfected by the filing of UCC financing statements.

Certain limitations on the Collateral

There can be no assurance that the proceeds of any sale of Collateral following an Event of Default or an event of default under any Other Pari Passu Lien Obligations would be sufficient to satisfy, or would not be substantially less than, amounts due on the Obligations in respect of the notes and the other Obligations secured by the Collateral. The value of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. There also can be no assurance that the Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. If the proceeds of any sale of the Collateral were not sufficient to repay all amounts due on the Lenders Debt, Obligations in respect of the notes and the other Obligations secured by the Collateral, the Holders of the new notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of the Issuer and the Guarantors. In addition, no filings with the FAA with respect to the security interest in any aircraft lease will be required to be made and such security interest will not be required to be registered on the International Registry, which could impact the ability of the Holders of the new notes to foreclose on such Collateral.

Further assurances

Subject to the limitations described above under “—Security for the new notes,” the Security Documents and the Indenture provide that the Issuer and the Guarantors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents, financing statements and instruments, and do or cause to be done such further acts as may be necessary or that the Notes Collateral Agent may reasonably request to grant, evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral in favor of the Notes Collateral Agent for its benefit and for the benefit of the Holders of the notes and any Other Pari Passu Lien Obligations and the Trustee, and to otherwise effectuate the provisions or purposes of the Indenture and the Security Documents.

Maintenance of Collateral

The Indenture and/or the Security Documents provide that the Issuer will, and will cause each of the Restricted Subsidiaries to (i) at all times maintain, preserve and protect all property material to the conduct of its business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and (ii) from time to time make, or cause to be made, all necessary repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, in each case with respect to clauses (i) and (ii), other than where failure to do so would not reasonably be expected to have a material adverse effect on the business, operations, property or financial position of the Issuer and its Subsidiaries taken as a whole. The Issuer and each Guarantor have added the Notes Collateral Agent as a co-loss payee on property and casualty policies and as an additional insured as its interests may appear on the liability policies.

Impairment

The Security Documents provide that notwithstanding the pari passu nature of all the Obligations under the notes and the Additional Notes, on the one hand, and the Other Pari Passu Lien Obligations, on the other hand, in the event of any determination by a court of competent jurisdiction that (i) any of such Other Pari Passu Lien Obligations are unenforceable under applicable law or are subordinated to any other Obligations, (ii) any of such Other Pari Passu Lien Obligations do not have an enforceable security interest in any of the Collateral and/or (iii) any intervening security interest exists securing any other Obligations (other than Obligations under the notes, the Additional Notes or Other Pari Passu Lien Obligations) on a basis ranking prior to the security interest of such Other Pari Passu Lien Obligations but junior to the security interest of the Obligations under the notes and the Additional Notes (any such condition referred to in the foregoing clauses (i), (ii) or (iii) with respect to any such Other Pari Passu Lien Obligations, an “Impairment” of such Other Pari Passu Lien Obligations), the results of such Impairment shall be borne solely by the holders of such Other Pari Passu Lien Obligations, and the rights of the holders of such Other Pari Passu Lien Obligations (including, without limitation, the right to receive distributions in respect of such Other Pari Passu Lien Obligations) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of such Other Pari Passu Lien Obligations subject to such Impairment. Notwithstanding the foregoing, with respect to any Collateral for which a third party (other than a holder of Other Pari Passu Lien Obligations) has a lien or security interest that is junior in priority to the security interest of the Holders of the notes and the Additional Notes but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of the holder of any Other Pari Passu Lien Obligations (such third party, an Intervening Creditor), the value of any Collateral or proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or proceeds to be distributed in respect of the Other Pari Passu Lien Obligations with respect to which such Impairment exists.

Real estate mortgages and filings

After the acquisition of any real property (other than certain excluded real property) by the Issuer or any Guarantor, to the extent requested by the Bank Collateral Agent in accordance with the terms of the Credit Agreement and any security documents in connection therewith (or after the Discharge of ABL Obligations has occurred, no later than 90 days after the acquisition of such real property), the Issuer or such Guarantor will provide the Notes Collateral Agent (i) a mortgage duly executed and delivered by the Issuer or applicable Guarantor, (ii) a title insurance policy for such property available in each applicable jurisdiction insuring the Lien of each such mortgage as a valid first or second priority Lien, as the case may be, on the property described therein, free of any other Liens except as expressly permitted by the Indenture, the Security Documents and the Intercreditor Agreement or by the Credit Agreement and any security documents in connection therewith, together with such endorsements, coinsurance and reinsurance in such amounts as necessary to properly insure such Lien, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each mortgaged property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Issuer or each Guarantor relating thereto) and if any improvements on any mortgaged property is designated as a “flood hazard area,” evidence of such flood insurance with a financially sound and reputable insurer in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the applicable flood insurance laws, (iv) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Notes Collateral Agent may reasonably request with respect to any such mortgaged property, (v) an opinion of local counsel for the Issuer or such Guarantor in the jurisdiction of such real property, addressed to the Notes Collateral Agent and the other Noteholder Secured Parties and reasonably acceptable to the Notes Collateral Agent and (vi) such fixture filings and other items (if any) as are necessary to perfect the Notes Collateral Agent’s Lien in such Collateral.

Intercreditor Agreement

Wilmington Trust, National Association (in its capacity as Notes Collateral Agent), on behalf of the Holders of notes, and the holders of any Other Pari Passu Lien Obligations and the Bank Collateral Agent, on behalf of the holders of the Obligations under the Credit Agreement, have entered into an Intercreditor Agreement, or the Intercreditor Agreement, which has been acknowledged by the Issuer and the Guarantors, that sets forth the relative priority of the Liens in favor of the Bank Collateral Agent on the Collateral securing the Lenders Debt, or the Credit Agreement Liens, and the Liens in favor of the Notes Collateral Agent on the Collateral securing the Obligations under the notes and Other Pari Passu Lien Obligations, or the Note Liens, as well as certain other rights, priorities and interests of the Holders of the notes and the holders of any Other Pari Passu Lien Obligations and the holders of the Obligations in respect of the Lenders Debt. The Intercreditor Agreement provides, among other things:

•	Lien Priority and Similar Liens. Notwithstanding the date, manner or order of grant, attachment or perfection of any Credit Agreement Liens or any Note Liens, the Credit Agreement Liens on the Collateral will rank senior to any Note Liens on the Collateral. The Collateral for the Lenders Debt and the Obligations in respect of the notes and any Other Pari Passu Lien Obligations will at all times be the same unless otherwise provided for in the Intercreditor Agreement.

•	Prohibition on Contesting Liens and Obligations. The Notes Collateral Agent, for itself and on behalf of Holders of any note or the holders of any Other Pari Passu Lien Obligations, will not (and waives any right to) contest or support any other Person in contesting, in any proceeding (including any insolvency proceeding), the perfection, priority, validity or enforceability of the Credit Agreement Liens and the Bank Collateral Agent, for itself and on behalf of holders of any Obligations in respect of the Lenders Debt, will not (and waives any right to) contest or support any other Person in contesting, in any proceeding (including any insolvency proceeding), the perfection, priority, validity or enforceability of the Note Liens.

•

Exercise of Remedies and Release of Liens. At any time prior to the Discharge of ABL Obligations, for a period of 180 days (subject to extension for any period during which the Bank Collateral Agent is stayed pursuant to any insolvency proceeding or by an order issued in any insolvency proceeding or by any other court of competent jurisdiction from exercising any rights or remedies), or the Standstill Period, commencing on the date that the Bank Collateral Agent receives written notice from the Notes Collateral Agent of the declaration of an Event of Default or an event of default under any Other Pari Passu Lien Obligations and the acceleration by the Holders of the notes or any Other Pari Passu Lien Obligations of the maturity of all then outstanding Obligations in respect of the notes or any Other Pari Passu Lien Obligations in accordance with the terms of the Indenture or any agreement governing the Other Pari Passu Lien Obligations, the Bank Collateral Agent will have the sole power to exercise remedies against the Collateral and to foreclose upon and dispose of the Collateral (subject to the right of the Notes Collateral Agent and the Holders of notes and the holders of Other Pari Passu Lien Obligations to take measures in order to create, prove, preserve, perfect or protect (but not enforce) its rights with respect to the Note Liens and to exercise rights and remedies as an unsecured creditor, and in any insolvency or liquidation proceeding, solely as necessary to file a proof of claim or statement of interest with respect to the Notes Obligations or any Other Pari Passu Lien Obligations). The Notes Collateral Agent may, but shall not be obligated to (unless instructed to by the holders of a majority in aggregate principal amount outstanding of the notes and any Other Pari Passu Lien Obligations or otherwise pursuant to the Security Documents), exercise any rights or remedies with respect to the Collateral or commence or petition for any action or proceeding with respect to such rights or remedies after the end of the Standstill Period, unless the acceleration that was the basis for such notice by the Notes Collateral Agent is rescinded or the Bank Collateral Agent is diligently pursuing in good faith the exercise of its enforcement rights or remedies against all or any material portion of the

Collateral. At any time prior to the Discharge of ABL Obligations, if in connection with (i) the exercise of the Bank Collateral Agent’s rights and remedies in respect of any of the Collateral as of any date an event of default under, and as defined in, the Credit Agreement or any of the other loan documents entered into in connection therewith exists and is continuing, including any sale, lease, exchange, transfer, or other disposition of such Collateral by or on behalf of the Bank Collateral Agent or by or on behalf of the Issuer or any Guarantor that is approved or consented to by the Bank Collateral Agent; or (ii) any sale, lease, exchange, transfer, or other disposition of Collateral permitted under the terms of the Credit Agreement or any security document related thereto and the Indenture, the Security Documents or the Intercreditor Agreement, the Bank Collateral Agent releases any of its Liens on any part of the Collateral (or releases any Guarantor from its obligations under the Credit Agreement or any security document related thereto), then, to the extent the net proceeds thereof are applied in accordance with the succeeding paragraph, the Note Liens on such Collateral (or the obligations of such Guarantor under its guaranty of the Obligations in respect of the notes, as the case may be) will be automatically released to the same extent as the release of the Bank Collateral Agent’s Lien (or the release of any Guarantor from its obligations under the Credit Agreement or any security document related thereto) and the Notes Collateral Agent will be required to take any action (and be deemed to have authorized such action) as necessary to effect such release.

•	Application of Proceeds and Turn-Over Provisions. At any time prior to the Discharge of ABL Obligations, any Collateral or the proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies (except for payments in respect of the Obligations in respect of the notes and any Other Pari Passu Lien Obligations made in accordance with any provision of the Credit Agreement or any security document related thereto permitting such payments) will first be applied to the repayment of all Lenders Debt before being applied to any Obligations in respect of the notes or Other Pari Passu Lien Obligations until the Discharge of ABL Obligations. If any Holder of a note or any holder of any Other Pari Passu Lien Obligations receives any proceeds of Collateral in contravention of the foregoing, the Notes Collateral Agent will promptly send written notice thereof to the Bank Collateral Agent and if directed by the Bank Collateral Agent will deliver such proceeds to the Bank Collateral Agent for application in accordance with the foregoing. After the Discharge of ABL Obligations, the Notes Collateral Agent, acting at the instruction of the holders of a majority in aggregate principal amount outstanding of the notes (or the notes and any Other Pari Passu Lien Obligations, if applicable), will determine the time and method by which the Note Liens will be enforced and, if applicable, will distribute proceeds (after payment of the costs of enforcement and Collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders of the notes and the holders of any Other Pari Passu Lien Obligations.

•	Purchase Option. Upon the acceleration of the Obligations under the Credit Agreement or notice by the Bank Collateral Agent to the Notes Collateral Agent as to the commencement of an action to enforce the Liens securing the Lenders Debt following an event of default under the Credit Agreement or otherwise, the Holders of the notes or any Other Pari Passu Lien Obligations will have the option at any time within five business days of such acceleration or written notice, by irrevocable written notice to the Bank Collateral Agent, to purchase all Lenders Debt in full in cash at a price equal to 100% of the amount of the Lenders Debt then outstanding (other than contingent Obligations not then due and owing) plus providing cash collateral in connection with any issued and outstanding letters of credit under the Credit Agreement in an amount up to 105% of the aggregate undrawn face amount of such letters of credit plus, to the extent constituting a contingent Obligation not then due and owing, providing cash collateral in connection with any outstanding cash management obligations and permitted hedging obligations that are both part of Lenders Debt and, with respect to permitted hedging obligations, against which the ABL Administrative Agent has instituted a reserve against the borrowing base in the Credit Agreement, in each case, in an amount up to 105% of the aggregate uncollateralized exposure in respect of such cash management obligations and/or hedging obligations plus related fees and expenses and indemnification obligations with respect to matters or circumstances disclosed to the Holders of the notes and the holders of any Other Pari Passu Lien Obligations. Such purchase of the Lenders Debt shall be consummated within not less than five business days and not more than ten days after receipt by the Bank Collateral Agent of the notice of the election to exercise the purchase option.

•	Amendment and Refinancings. The Obligations in respect of the Credit Agreement, on the one hand, and the Obligations in respect of the notes or any Other Pari Passu Lien Obligations, on the other hand, may be refinanced or amended in accordance with the terms of the Indenture or the documents governing such Other Pari Passu Lien Obligations or the Credit Agreement, respectively, as in effect on the Issue Date (or, if less restrictive, on the date of such amendment or refinancing); provided that the holders of the indebtedness (and the Liens securing such indebtedness) resulting from any such refinancing, or a duly authorized agent on their behalf, shall have agreed in writing to be bound by the terms of the Intercreditor Agreement. Notwithstanding the foregoing, the Intercreditor Agreement imposes certain restrictions on amendments to the Indenture, the Security Documents related thereto, and the documents governing Other Pari Passu Lien Obligations without the consent of the Bank Collateral Agent to the extent any such amendments would be prohibited by or in contravention of the terms of the Intercreditor Agreement.

Certain matters in connection with liquidation and insolvency proceedings

•	Debtor-in-Possession Financings and Adequate Protection. The Notes Collateral Agent may consent (in accordance with the Indenture and the Intercreditor Agreement) to certain debtor-in-possession financings secured by a Lien on the Collateral ranking prior to the Note Lien on such Collateral or to the use of cash collateral constituting proceeds of the Collateral without the consent of any holder of notes or Other Pari Passu Lien Obligations and no holder of a note or Other Pari Passu Lien Obligations shall be entitled to object to such use of cash collateral or debtor-in-possession financing or seek “adequate protection” in connection therewith (other than in the form of a junior Lien on any additional items of collateral for the Obligations in respect of the Credit Agreement which are granted in connection with such debtor-in-possession financing or use of cash collateral); provided that such limitations shall only apply with respect to any debtor-in-possession financing, or DIP Financing, to the extent (i) the amount of such DIP Financing plus (ii) the aggregate outstanding principal amount of all Lenders Debt (other than Obligations in respect of the Credit Agreement described under clauses (ii) and (iii) of the definition of Lenders Debt) as of the date of such DIP Financing does not exceed the greater of (a) $150.0 million and (b) the maximum aggregate principal amount of Debt permitted to be secured, pursuant to the Indenture and any Other Pari Passu Lien Obligations, by Liens that are senior in priority to the Liens securing the notes and any Other Pari Passu Lien Obligations.

•	Plans of Reorganization. If, in any insolvency proceeding, debt obligations of the reorganized debtor secured by liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, on account of both the Lenders Debt and the Obligations in respect of the notes and any Other Pari Passu Lien Obligations, then, to the extent the debt obligations distributed on account of the Lenders Debt and the Obligations in respect of the notes and any Other Pari Passu Lien Obligations are secured by Liens upon the same assets or property, the provisions of the Intercreditor Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

Voting as a single class

The Holders of the notes and holders of any Other Pari Passu Lien Obligations will generally vote together as a single class for all purposes under the Security Documents. The holders of a majority in aggregate principal amount of the notes and of any Other Pari Passu Lien Obligations, or the Directing Creditors, voting as one class, will have the right to direct the Notes Collateral Agent upon the occurrence of an Event of Default or an “event of default” under and as defined in the documentation governing any Other Pari Passu Lien Obligations to foreclose on, or exercise its other rights with respect to, the Collateral (or exercise other remedies with respect to the Collateral); provided that, in the case of the Holders of the notes, the Trustee may exercise that right on behalf of the Holders of the notes, in accordance with the Indenture. Any action taken or not taken in accordance with the Indenture or Security Documents by the Notes Collateral Agent without the vote of any Holder of notes or holder of Other Pari Passu Lien Obligations will nevertheless be binding.

Release of Collateral

The Indenture and the Security Documents provide that the Note Liens will automatically and without the need for any further action by any Person be released to secure the Obligations in respect of the new notes:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole upon:

(a) payment in full of the principal of, accrued and unpaid interest, including additional interest, and premium, if any, on the notes;

(b) satisfaction and discharge of the Indenture as set forth below under “—Satisfaction and Discharge”; or

(c) a legal defeasance or covenant defeasance of the Indenture as set forth below under “—Legal Defeasance and Covenant Defeasance”;

(3) in part, as to any property constituting Collateral that (a) is sold, transferred or otherwise disposed of by the Issuer or any Guarantor (other than to the Issuer or a Guarantor) in a transaction permitted by the Indenture and the Security Documents at the time of such transfer or disposition, (b) is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee as set forth under “—New Note Guarantees,” above, concurrently with the release of such Note Guarantee or (c) at any time becomes an Excluded Asset pursuant to a transaction permitted by the Indenture;

(4) as described under “—Amendment, supplement and waiver” below as to property that constitutes less than all or substantially all of the Collateral, with the consent of Holders of at least a majority in aggregate principal amount of the notes then outstanding (or, in the case of a release of all or substantially all of the Collateral, with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement));

(5) in part, so long as no default or event of default has occurred or is continuing under the Indenture, as to any property constituting Aircraft Collateral that is located in a foreign jurisdiction and required, in the good faith judgment of the Issuer, by the applicable laws or regulations of such foreign jurisdiction to release any filing or registration in the United States with respect thereto that is necessary for the Notes Collateral Agent to have a perfected security interest in such Aircraft Collateral; provided that the Note Liens in respect of any such Aircraft Collateral shall not be released if, after giving effect to such release, the Aircraft Collateral Coverage Ratio would be less than 0.85:1.00 as set forth in reasonable detail in an Officers’ Certificate delivered to the Notes Collateral Agent and the Trustee; provided, further that such Note Liens will only be released to the extent the corresponding Credit Agreement Liens are released; and

(6) in part, in accordance with the applicable provisions of the Security Documents and the Intercreditor Agreement (it being understood that the Note Liens will only be released to the extent the corresponding Credit Agreement Liens are released).

A release of the Collateral pursuant to the provisions of the Indenture and the Security Documents shall not be deemed to impair the security under the Note Liens.

Upon compliance by the Issuer or any Guarantor, as the case may be, with the conditions precedent required by the Indenture and the Security Documents, the Trustee or the Notes Collateral Agent shall promptly execute such release documents as reasonably requested and prepared by the Issuer or the Guarantor, as the case may be, with respect to the released Collateral. Prior to each proposed release, the Issuer and each Guarantor will furnish to the Trustee and the Notes Collateral Agent all documents required by the Indenture and the Security Documents.

Compliance with Trust Indenture Act

The Indenture provides that the Issuer will comply with the provisions of TIA § 314 to the extent applicable. To the extent applicable, the Issuer will cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities subject to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an officer or legal counsel, as applicable, of the Issuer except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert. Notwithstanding anything to the contrary in this paragraph, the Issuer will not be required to comply with all or any portion of TIA § 314(d) if it determines, in good faith based on the written advice of counsel, satisfactory to the Trustee, a copy of which written advice shall be provided to the Trustee, that under the terms of TIA § 314(d) or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to any release or series of releases of Collateral.

Offers to purchase; open market purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the new notes, except pursuant to a Special Mandatory redemption. However, under certain circumstances, the Issuer may be required to offer to purchase new notes as described under the caption “—Repurchase at the option of Holders.” The Issuer may acquire new notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Escrow of certain proceeds; Special Mandatory Redemption

Upon consummation of the offering of the old notes, the Issuer and the Trustee entered into an escrow agreement, or the Escrow Agreement, with Wilmington Trust, National Association, as escrow agent, or the Escrow Agent, pursuant to which the Issuer deposited in an account, or the Escrow Account, with the Escrow Agent an amount equal to $45.0 million of the proceeds of the offering of the old notes sold on the Issue Date and an additional amount in cash (collectively, with any other property from time to time held by the Escrow Agent, the Escrowed Property) sufficient to redeem $45.0 million in principal amount of the notes in cash at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the notes to, but excluding August 5, 2013, or the Special Mandatory Redemption Date.

Pursuant to the Escrow Agreement, on the Special Mandatory Redemption Date, the Issuer redeemed an aggregate principal amount of the notes equal to $45.0 million, or the Special Mandatory Redemption, at a price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest from the Issue Date to the Special Mandatory Redemption Date, with the proceeds from the Escrowed Property. The new notes are not subject to Special Mandatory Redemption.

Optional redemption

The new notes may be redeemed, in whole or in part, at any time prior to May 1, 2016, at the option of the Issuer upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address at a redemption price equal to 100% of the principal amount of the new notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and any Additional Interest, if any, to, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time prior to May 1, 2016, the Issuer may on any one or more occasions redeem, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, up to 35% of the aggregate principal amount of notes issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 108.25% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings of the Issuer; provided that:

(1) at least 65% of the aggregate principal amount of new notes originally issued under the Indenture (calculated after giving effect to any issuance of Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding new notes held by the Issuer and its Subsidiaries); and

(2) the redemption must occur within 90 days of the date of the closing of such Equity Offering.

In addition, during any 12-month period prior to May 1, 2016 (commencing with the 12-month period beginning on May 1, 2013), the Issuer will be entitled to redeem up to 5% of the aggregate principal amount of the notes issued under the Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and any Additional Interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Except pursuant to the preceding three paragraphs, the new notes will not be redeemable at the Issuer’s option prior to May 1, 2016. On or after May 1, 2016, the Issuer may redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2016	106.188%
2017	104.125%
2018	102.063%
2019 and thereafter	100.000%

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Equity Offering. In the event that the Issuer is entitled to redeem all or a portion of the new notes pursuant to more than one provision of the Indenture, the Issuer shall be entitled to select the applicable redemption provision.

Selection and Notice

If less than all of the new notes are to be redeemed at any time, selection of such new notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such new notes are listed, or, if such new notes are not so listed, on a pro rata basis or by lot or such similar method and in accordance with the procedures of The Depository Trust Company, if applicable; provided that no notes of $2,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be delivered by the Issuer by first class mail, postage prepaid, or delivered electronically in the case of global notes, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of new notes to be purchased or redeemed at such Holder’s registered address. If any new note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such new note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

A new note in principal amount equal to the unpurchased or unredeemed portion of any new note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original new note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Repurchase at the option of Holders

Change of Control

If a Change of Control occurs, each Holder of new notes will have the right to require the Issuer to repurchase all or any part of such Holder’s new notes at a purchase price in cash, or the Change of Control Payment, equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, thereon, to the date of purchase (subject to the right of Holders of record on the relevant interest payment date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Issuer will deliver a notice, or a Change of Control Offer, to each Holder:

(1) describing the transaction or transactions that constitute the Change of Control; and

(2) offering to repurchase notes on the repurchase date, or the Change of Control Payment Date, specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, pursuant to the procedures required by the Indenture and described in such notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuer.

The paying agent will promptly deliver to each Holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate upon written order of the Issuer and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a minimum principal amount of $2,000 (or integral multiples of $1,000 in excess thereof). The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement provides, and other Indebtedness agreements may provide, that certain change of control events with respect to the Issuer would constitute a default under such agreements. Such defaults could result in amounts outstanding under the Credit Agreement and such other Indebtedness being declared due and payable. The Issuer’s ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by its then existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (ii) a notice of redemption has been given for all notes in accordance with the terms of the Indenture unless and until there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” under New York law (which is the law that governs the Indenture), there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain. The Chancery Court of Delaware has raised the possibility that a change of control as a result of a failure to have “continuing directors” comprising a majority of the Board of Directors may be unenforceable on public policy grounds.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

The Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed above, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

Certain covenants

The Indenture contains covenants including the following:

Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer;

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer;

(3) make any payment of principal or premium on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes or the Note Guarantees prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment (other than (A) from the Issuer or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as Restricted Payments), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date pursuant to this clause (3) and Restricted Payments permitted by clauses (1), (7) and (11) of the next succeeding paragraph, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net proceeds (including the fair market value of property) received by the Issuer subsequent to the Issue Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the Issuer (other than Excluded Contributions or net proceeds from the issue and sale of Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Issuer); plus

(c) the amount by which Indebtedness of the Issuer is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) subsequent to the Issue Date of any Indebtedness of the Issuer incurred after the Issue Date convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Issuer; plus

(d) an amount equal to the net reduction in Restricted Investments by the Issuer and its Restricted Subsidiaries, subsequent to the Issue Date, resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances or other transfers of assets, in each case to the Issuer or any such Restricted Subsidiary from any such Investment, or from the net cash proceeds from the sale of any such Investment, or from a redesignation of an Unrestricted Subsidiary to a Restricted Subsidiary, but only if and to the extent such amounts are not included in the calculation of Consolidated Net Income and not to exceed in the case of any Investment the amount of the Restricted Investment previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or of any Equity Interests of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Issuer) of, Equity Interests of the Issuer other than Disqualified Stock or out of contributions to the equity capital of the Issuer (other than Disqualified Stock); provided that the amount of any such net proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3) the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in exchange for, or out of the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Issuer to the holders of any series or class of its common Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any former or current employees, officers, directors or consultants of the Issuer or any of its Restricted Subsidiaries (or their respective estates, spouses, former spouses or family members) under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an amount not to exceed $5.0 million in any calendar year; provided, that such amount in any calendar year may be increased by an amount not to exceed (i) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer to employees, officers, directors or consultants of the Issuer and its Restricted Subsidiaries that occurs after the Issue Date (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments pursuant to clause (3)(b) of the preceding paragraph) plus (ii) the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less (iii) any amounts previously applied to the payment of Restricted Payments pursuant to clauses (i) and (ii) of this clause (5);

(6) repurchases of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

(7) other Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount not to exceed $20.0 million;

(8) the declaration and payment of dividends and distributions to holders of any class or series of (x) Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or (y) the 2013 Mandatorily Convertible Preferred Stock of the Issuer, in each case issued or incurred in accordance with the covenant described below under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” to the extent such dividends are included in the definition of Fixed Charges;

(9) Investments that are made with Excluded Contributions;

(10) upon the occurrence of a Change of Control and within 90 days after completion of the offer to repurchase notes pursuant to the covenant described above under the caption “—Repurchase at the option of Holders—Change of Control,” any purchase or redemption of Indebtedness of the Issuer subordinated to the notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any); provided that there is a concurrent or prior Change of Control Offer, and all notes tendered by Holders of the notes in connection with such Change of Control have been repurchased, redeemed or acquired for value;

(11) any Restricted Payment in connection with the redemption, repurchase or other retirement of, or payment of principal or premium on, all or part of the EAC Acquisition Notes;

(12) upon the occurrence of an Asset Sale and within 90 days after completion of the offer to repurchase notes pursuant to the covenant described below under the caption “—Certain covenants—Asset Sales,” any purchase or redemption of Indebtedness of the Issuer subordinated to the notes or any Note Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any); provided that there is a concurrent or prior Asset Sale Offer, and all notes tendered by Holders of the notes in connection with such Asset Sale Offer have been repurchased, redeemed or acquired for value;

(13) the payment of cash in lieu of the issuance of fractional share of Equity Interests upon the exercise or conversion of securities exercisable or convertible into Equity Interests of the Issuer;

(14) the payment of dividends on the Issuer’s common stock of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of common stock;

(15) (a) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or preferred stock of any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” and (b) any payment of any redemption price or liquidation value of any such Disqualified Stock when due in accordance with its terms; and

(16) the consummation of the Transactions and the consummation of the Brazilian Restructuring.

provided, however, that in the case of clauses (7), (8) and (11) above, no Default or Event of Default has occurred and is continuing.

For purposes of determining compliance with this “Restricted Payments” covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(16), the Issuer will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this covenant.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall, if the fair market value thereof exceeds $5.0 million, be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $25.0 million. If any fairness opinion or appraisal is required by the Indenture in connection with any Restricted Payments, the Issuer shall deliver to the Trustee an Officers’ Certificate stating that such Restricted

Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of such fairness opinion or appraisal.

Incurrence of Indebtedness and issuance of preferred stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Issuer and the Guarantors may incur Indebtedness (including Acquired Debt) and the Issuer and the Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, Permitted Debt):

(1) the incurrence by the Issuer or any Guarantor of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) not to exceed in the aggregate at any time outstanding (as of any date of incurrence of Indebtedness pursuant to this clause (1) and after giving pro forma effect to such incurrence and the application of the net proceeds therefrom) the greater of (x) $150.0 million and (y) an amount that, after giving pro forma effect to the incurrence of Indebtedness pursuant to this clause (1) and the application of the net proceeds therefrom, would not result in the Consolidated First Lien Secured Debt Ratio being greater than 1.0:1.0 and, in each case, less any amount used to permanently repay such Obligations (or permanently reduce commitments with respect thereto) pursuant to “—Certain covenants—Asset Sales”;

(2) Existing Indebtedness;

(3) the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness represented by the old notes issued on the Issue Date and the related Note Guarantees, and the new notes and the related new Note Guarantees;

(4) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by (A) Deposit Financings, Capital Lease Obligations and other Indebtedness in respect of leases, in each case, relating to aircraft or Aircraft Sale and Leaseback Transactions incurred pursuant to this clause (4)(A) in an aggregate principal amount not to exceed $25.0 million at any time outstanding, and (B) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, or cost of construction or improvement, of property (real or personal), plant or equipment used in the business of the Issuer or any of its Restricted Subsidiaries incurred pursuant to this clause (4)(B) in an aggregate principal amount not to exceed $35.0 million at any time outstanding;

(5) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that is permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5), (17), (21), or (22) of this paragraph;

(6) the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Issuer or any Guarantor is the obligor on such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, in the case of the Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(8) the guarantee by the Issuer or any Restricted Subsidiary of any obligations including Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be incurred by another provision of this covenant; provided that, in the case of a guarantee of any Restricted Subsidiary that is not a Guarantor, such Restricted Subsidiary complies with the covenant described below under the caption “—Certain covenants—Limitations on issuances of Guarantees of Indebtedness”;

(9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued;

(10) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness and cash management obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protectors, employee credit card programs (including debit cards and commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), credit card processing services and other cash management and similar arrangements, including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(11) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims or self-insurance; provided, however, that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(12) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Issuer or a Restricted Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and/or that Restricted Subsidiary in connection with that disposition;

(13) the issuance of Disqualified Stock or preferred stock by any of the Issuer’s Restricted Subsidiaries issued to the Issuer or another Restricted Subsidiary; provided that (i) any subsequent issuance or transfer of any equity securities that results in such Disqualified Stock or preferred stock being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such shares of Disqualified Stock or preferred stock to a Person that is not either the Issuer or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such shares of Disqualified Stock or preferred stock that was not permitted by this clause (13);

(14) the incurrence by the Issuer or any of its Restricted Subsidiaries of obligations in respect of performance, bid, appeal, and surety bonds and completion guarantees provided by the Issuer or such Restricted Subsidiary in the ordinary course of business or consistent with industry practice;

(15) the incurrence by the Issuer or any Guarantor of Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding incurred pursuant to this clause (15), not to exceed $25.0 million;

(16) the incurrence by the Foreign Restricted Subsidiaries of the Issuer of Indebtedness in an aggregate principal amount at any one time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Foreign Restricted Subsidiaries thereunder) incurred pursuant to this clause (16), not to exceed $20.0 million;

(17) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(18) the incurrence by the Issuer of Indebtedness to effect the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer held by any former or current employees, officers, directors or consultants of the Issuer or any of its Restricted Subsidiaries (or their respective estates, spouses, former spouses or family members) under any management equity plan or stock option or other management or employee benefit plan upon the death, disability or termination of employment of such Persons, in an aggregate amount at any one time outstanding not to exceed the maximum amount of such acquisitions pursuant to clause (5) of the second paragraph of the covenant described under the caption “—Certain covenants— Restricted Payments”;

(19) the incurrence of Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit issued pursuant to Credit Facilities or any Letter of Credit Facility, in each case, in a principal amount not in excess of the stated amount of such letter of credit;

(20) contingent liabilities related to customary escrow arrangements, earn-outs, purchase price adjustments and indemnities in acquisition agreements and otherwise permitted under the Indenture; provided that the amount of such contingent liabilities shall not exceed the fair market value of assets acquired (in the case of an acquisition) or the purchase price paid to the Issuer or a Restricted Subsidiary (in the case of a disposition);

(21) the incurrence by the Issuer and any Restricted Subsidiary of Indebtedness under the EAC Acquisition Notes and the 2013 Mandatorily Convertible Preferred Stock;

(22) (x) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or preferred stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or (y) Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, in the case of each of clauses (x) and (y), after giving effect to such acquisition, merger, amalgamation or consolidation, either (a) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (b) the Fixed Charge

Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation; and

(23) the incurrence by the Issuer or any Guarantor of Indebtedness under Letter of Credit Facilities not to exceed in the aggregate at any time outstanding $12.5 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and issuance of preferred stock” covenant, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (23) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer will be permitted to divide or classify such item on the date of its incurrence, and from time to time may reclassify, in any manner that complies with this covenant at such time. Indebtedness under the Credit Agreement on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Liens

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness or any related Guarantees, or the Initial Lien, of any kind upon any of their property or assets, now owned or hereafter acquired, except:

(1) in the case of Initial Liens on any Collateral, any Initial Lien if (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to the notes or (ii) such Initial Lien is a Permitted Collateral Lien; and

(2) in the case of any other asset or property, any Initial Lien if (i) the notes are equally and ratably secured with (or on a senior basis to, if such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the notes pursuant to clause (2) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not adversely affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

Asset Sales

(a) The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of;

(2) other than in connection with an Aircraft Sale and Leaseback Transaction, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash, Cash Equivalents or Replacement Assets;

(3) to the extent that any consideration received by the Issuer or a Restricted Subsidiary in such Asset Sale constitutes securities or other assets that constitute Collateral, such securities or other assets, including the assets of any Person that becomes a Guarantor as a result of such transaction, are, subject to exceptions permitted under the Indenture or the Security Documents, concurrently with their acquisition added to the Collateral securing the notes; and

(4) the Net Proceeds from any such Asset Sale of Collateral is paid directly by or on behalf of the purchaser thereof to the Notes Collateral Agent to be held in trust in an Asset Sale Proceeds Account for application in accordance with this covenant.

Notwithstanding the foregoing provisions of the above paragraph, the Issuer and the Restricted Subsidiaries will not be required to cause any Net Proceeds to be held in an Asset Sale Proceeds Account in accordance with clause (4) of the above paragraph except to the extent the aggregate Net Proceeds from all Asset Sales of Collateral which are not held in an Asset Sale Proceeds Account, or have not been previously applied in accordance with the provisions of the following paragraphs relating to the application of Net Proceeds from Asset Sales of Collateral, exceeds $20.0 million.

Within 365 days after the Issuer’s or such Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale covered by this clause (a) the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale to one or more of the following:

(1) to (x) prepay, repay or purchase Lender’s Debt incurred pursuant to clause (1) of the second paragraph of the covenant described under “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” or (y) make one or more offers to the Holders of the notes (and, at the option of the Issuer, the holders of Other Pari Passu Lien Obligations) to purchase notes (and such Other Pari Passu Lien Obligations) pursuant to and subject to the conditions contained in the Indenture (each, an Asset Sale Offer); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided, further, that if the Issuer or such Restricted Subsidiary shall so reduce any Other Pari Passu Lien Obligations, the Issuer will equally and ratably reduce Indebtedness under the notes by making an offer to all Holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer but without any further limitation in amount;

(2) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Permitted Business; provided, further, that such investment is concurrently added to the Collateral securing the notes;

(3) to an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale; provided, further, that such investment is concurrently added to the Collateral securing the notes;

(4) to the extent such Net Proceeds are not from Asset Sales of Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer, a Guarantor or another Restricted Subsidiary; or

(5) any combination of the foregoing;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 90 days of such commitment; provided, further, that if such commitment is later terminated or cancelled prior to the application of such Net Proceeds, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sales covered by this clause (a) that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” Within 10 business days after the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuer shall make an Asset Sale Offer to all Holders of the notes, and, if required by the terms of any Other Pari Passu Lien Obligations, to the holders of such Other Pari Passu Lien Obligations, to purchase the maximum principal amount of notes and such Other Pari Passu Lien Obligations, that are $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of notes and such Other Pari Passu Lien Obligations tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Other Pari Passu Lien Obligations surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall select the notes and such Other Pari Passu Lien Obligations to be purchased on a pro rata basis (subject to adjustments so no note in an unauthorized denomination remains outstanding) based on the accreted value or principal amount of the notes or such Other Pari Passu Lien Obligations tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Issuer or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale of any Collateral as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Proceeds, if any, from such Asset Sale of Collateral shall be released by the Notes Collateral Agent to the Issuer or such Restricted Subsidiary for use by the Issuer or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

Pending the final application of any Net Proceeds pursuant to clause (a) of this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

(b) For the purposes of this covenant, any sale by the Issuer or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Collateral shall be deemed to be a sale of such Collateral. In the event of any such sale, the proceeds received by the Issuer and the Restricted Subsidiaries in respect of such sale shall be allocated to the Collateral in accordance with their respective fair market values, which shall be determined by the Board of Directors of the Issuer or, at the Issuer’s election, an independent third party.

(c) For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(1) any liabilities of the Issuer or any Restricted Subsidiary, including novations of aircraft contracts in connection with aircraft sale and leaseback transactions (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing; and

(2) any securities received by the Issuer, a Guarantor or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale.

(d) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Dividend and other payment restrictions affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any of its Restricted Subsidiaries or pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) Existing Indebtedness, the Credit Agreement or any other agreements in effect on the Issue Date;

(2) the Indenture, the notes and the Note Guarantees or by other Indebtedness of the Issuer or of a Guarantor which is equal in right of payment with the notes or Note Guarantees, as applicable, incurred under an Indenture pursuant to the covenant described above under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”; provided that the encumbrances and restrictions are not materially more restrictive, taken as a whole, than those contained in the Indenture;

(3) applicable law, rule, regulation or administrative or court order;

(4) any agreements or instruments governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred or issued, as the case may be, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases, licenses and other agreements entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets or the granting of an option to purchase specified assets that impose restrictions on the assets to be sold (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(8) Indebtedness otherwise permitted to be incurred under the Indenture; provided that the encumbrances and restrictions contained in the agreements governing such Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness of the Issuer and the Restricted Subsidiaries outstanding on the Issue Date;

(9) Permitted Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

(10) customary limitations on the disposition or distribution of assets or property in joint venture agreements, sale-leaseback transactions, and other similar agreements entered into in the ordinary course of business;

(11) any Purchase Money Note that imposes restrictions on disposition of the assets purchased with such Purchase Money Note, or other Indebtedness or contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions only apply to such Receivables Subsidiary;

(12) cash or other deposits or net worth imposed by customers or agreements entered into in the ordinary course of business;

(13) customary provisions in joint venture agreements relating solely to such joint venture;

(14) Indebtedness of a Foreign Restricted Subsidiary permitted to be incurred under the Indenture that impose restrictions solely on the Foreign Restricted Subsidiaries party thereto;

(15) the EAC Acquisition Notes;

(16) the issuance of Preferred Stock by a Restricted Subsidiary of the Issuer or the payment of dividends thereon in accordance with the terms thereof; provided that the terms of such Preferred Stock do not expressly restrict the ability of a Restricted Subsidiary of the Issuer to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Equity Interests);

(17) agreements governing Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Issuer in its reasonable and good faith judgment; and

(18) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the agreements, contracts, instruments or obligations referred to in clauses (1) through (17) above and this clause (18); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s Board of Directors, not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than the dividend or other payment restrictions contained in the contracts, agreements, instruments or obligations referred to in clauses (1) through (17) above and this clause (18) prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; provided, further, however, that with respect to contracts, agreements, instruments or obligations existing on the Issue Date, any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings contain, in the good faith judgment of the Issuer’s board of directors, dividend and other payment restrictions that are not materially more restrictive, taken as a whole, than such restrictions contained in such contracts, instruments or obligations as in effect on the Issue Date.

Merger, consolidation or sale of assets

The Issuer will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Issuer is the surviving corporation), and the Issuer will not sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person (including by way of consolidation or merger), unless:

(1) either: (a) the Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the Successor Company); provided that, in the case such Person is a limited liability company or a partnership, such Person will form a Wholly Owned Subsidiary that is a corporation and cause such Subsidiary to become a co-Issuer of the notes;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer, as the case may be, under the notes, the Indenture, the Security Documents and the Registration Rights Agreement;

(3) immediately after such transaction and any related financing transactions, no Default or Event of Default exists; and

(4) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock,” or (B) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio immediately prior to such transaction.

Notwithstanding clauses (3) and (4) of the preceding paragraph, the Issuer may merge or consolidate with a Restricted Subsidiary incorporated solely for the purposes of organizing the Issuer in another jurisdiction. The Indenture will also provide for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above.

In addition, neither the Issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, consolidation or sale of assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries that are Guarantors.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an Affiliate Transaction) involving aggregate consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(2) the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any consulting, employment, severance or separation agreement or arrangement entered into by the Issuer or any of its Restricted Subsidiaries and the payment of compensation thereunder (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case approved by the compensation committee, a majority of the disinterested members of the Board of Directors of the Issuer, or, with respect to employees of the Issuer or any Restricted Subsidiary that are not Section 16 Officers, the principal executive officer of the Issuer or the applicable Restricted Subsidiary, as the case may be;

(2) transactions (i) between or among the Issuer or any of its Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction or (ii) in the ordinary course of business between or among the Issuer and the Guarantors, on the one hand, and Restricted Subsidiaries that are not Guarantors, on the other hand;

(3) payment of reasonable fees to directors of the Issuer and the provision of customary indemnities (including advance of expenses in defending a claim) to directors, officers, employees or consultants of the Issuer or any Restricted Subsidiary;

(4) issuances and sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Issuer;

(5) any tax sharing agreement or arrangement and payments pursuant thereto among the Issuer and its Subsidiaries and any other Person with which the Issuer or its Subsidiaries is required or permitted to file a consolidated, combined or unitary tax return or with which the Issuer or any of its Restricted Subsidiaries is or could be part of a consolidated, combined or unitary group for tax purposes in amounts not otherwise prohibited by the Indenture;

(6) (a) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Certain covenants—Restricted Payments” or (b) any Permitted Investment;

(7) loans to employees in an amount not to exceed $2.5 million outstanding at any time and advances and expense reimbursements to employees, in each case in the ordinary course of business;

(8) agreements (and payments relating thereto) existing on the Issue Date as the same may be amended, modified or replaced from time to time, so long as any amendment, modification or replacement is not materially less favorable to the Issuer and its Restricted Subsidiaries than the agreement in effect on the Issue Date;

(9) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Issuer, its Restricted Subsidiaries and Persons who are not Affiliates of the Issuer;

(10) transactions between a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(11) transactions with customers, clients, suppliers or purchasers or sellers of goods, in each case in the ordinary course of business;

(12) transactions with a Person that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Equity Interest in, or controls, such Person;

(13) transactions which have been approved by a majority of the disinterested members of the Board of Directors and with respect to which an accounting, appraisal or investment banking firm of national standing has delivered an opinion that the terms of such transaction are (a) not materially less favorable that those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or the Restricted Subsidiaries or (b) fair to the Issuer or such Restricted Subsidiary from a financial point of view;

(14) any agreement as in effect as of the Issue Date, including any agreement described under “Certain Relationships and Related Party Transactions” in the offering memorandum of the old notes, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(15) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (15) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole compared to the existing agreement or similar agreement entered into after the Issue Date;

(16) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(17) the pledge of Equity Interests of any Unrestricted Subsidiary;

(18) any contributions to the common equity capital of the Issuer;

(19) transactions permitted by, and complying with, the provisions of the covenant described under the caption “—Certain covenants—Merger, consolidation or sale of assets”;

(20) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, the sole affiliation to the Issuer or any of its Restricted Subsidiaries of which is that a director of such Person is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer on any matter involving such other Person;

(21) the Transactions; and

(22) the Brazilian Restructuring.

Additional Note Guarantees and security for the new notes

If on or after the Issue Date the Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than a Receivables Subsidiary) that Guarantees any Indebtedness of the Issuer or any Restricted Subsidiary, then that newly acquired or created Domestic Subsidiary (other than an Immaterial Subsidiary) must become a Guarantor and execute a supplemental indenture, supplemental intercreditor agreement, and applicable Security Documents and deliver an Opinion of Counsel to the Trustee within 30 Business Days of the date on which it was acquired or created. At the Issuer’s option, the Issuer may cause any Foreign Restricted Subsidiary to Guarantee and provide security for the new notes.

Each Guarantee by a Restricted Subsidiary may be released as described under “—The New Note Guarantees.”

Impairment of security interest

Subject to the rights of the holders of Permitted Liens, the Issuer will not, and will not permit any of its Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Holders of the notes, the Trustee and the Notes Collateral Agent, subject to limited exceptions. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the Holders of the notes in any material respect, except as described above under “—Security for the new notes” or as permitted under “—Amendment, supplement and waiver.”

Negative pledge over aircraft

Notwithstanding the foregoing, the Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness or any related Guarantees (other than Liens to secure Indebtedness related to purchase money financings for aircraft permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness) upon any aircraft owned by the Issuer or any Restricted Subsidiary, whether such aircraft is now owned or is hereafter acquired, as to which the Notes Collateral Agent does not have a perfected security interest in respect of the notes with the priority required by the Security Documents; provided that the foregoing limitation shall not apply to Liens permitted pursuant to clause (1) of the definition of “Permitted Liens” existing on any aircraft at the time such aircraft is acquired by the Issuer or such Restricted Subsidiary in a transaction permitted by the Indenture during the period following such acquisition as provided in the Indenture and the Security Documents for the completion of any actions required to grant, evidence and perfect the Notes Collateral Agent’s security interest in respect of such aircraft with the priority required by the Security Documents.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event shall there be any Unrestricted Subsidiaries on or immediately following the Issue Date. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in the Subsidiary so designated (after giving effect to any sale of Equity Interests of such Subsidiary in connection with such designation) will be deemed to be an Investment made as of the time of such designation and such designation will be permitted only if the Investment would be permitted under the covenant described above under the caption “—Certain covenants—Restricted Payments.” The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Limitations on issuances of Guarantees of Indebtedness

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Issuer or any other Restricted Subsidiary (other than a Guarantee or pledge by a Foreign Restricted Subsidiary securing the payment of Indebtedness of another Foreign Restricted Subsidiary) unless either (1) such Restricted Subsidiary is a Guarantor or (2) such Restricted

Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or equal with such Subsidiary’s Guarantee of or pledge to secure such other Indebtedness, along with supplements to the Intercreditor Agreement and applicable Security Documents.

The preceding paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary:

(a) that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(b) of senior Indebtedness and any refunding, refinancing or replacement thereof, in each case to the extent it is not incurred pursuant to a syndicated loan, a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements under the Securities Act, which private placement provides for registration rights under the Securities Act.

Notwithstanding the first paragraph of this section, any Note Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption “—The Note Guarantees.” The form of the Note Guarantee is attached as an exhibit to the Indenture.

Business activities

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except as would not be material to the Issuer and its Restricted Subsidiaries, taken as a whole.

Reports

Whether or not required by the SEC, so long as any notes are outstanding the Issuer will file with the SEC (unless the SEC will not accept such a filing) and furnish to the Trustee and the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Issuer’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports;

provided, that if the Issuer files such reports electronically with the SEC’s Electronic Data Gathering Analysis and Retrieval System (or any successor system) within such time periods, the Issuer shall not be required under the Indenture to furnish such reports to the Trustee and the Holders of the notes.

In addition, following the date by which the Issuer is required to consummate the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the SEC, the Issuer will continue to file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer and the Guarantors have agreed that, for so long as any old notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Information regarding Collateral

The Issuer will furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, prompt written notice of any change in such Person’s (i) legal name, (ii) jurisdiction of organization or formation, (iii) identity or corporate structure or (iv) Federal Taxpayer Identification Number. The Issuer agreed not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code of each relevant jurisdiction or otherwise that are required in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral with the priority required by the Intercreditor Agreement. The Issuer also agreed promptly to notify the Notes Collateral Agent if any material portion of the Collateral is damaged or destroyed.

Each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year, the Issuer shall deliver to the Trustee a certificate of a financial officer setting forth the information required pursuant to the perfection certificate required by the Indenture or confirming that there has been no change in such information since the date of the prior delivered perfection certificate.

Effectiveness of Covenants when notes are rated Investment Grade

If on any date following the Issue Date (i) the notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a Covenant Suspension Event), the Issuer and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the Suspended Covenants):

(1) “—Restricted Payments”;

(2) “—Incurrence of Indebtedness and issuance of preferred stock”;

(3) “—Asset Sales”;

(4) “—Dividend and other payment restrictions affecting Restricted Subsidiaries”;

(5) clause (4) of the first paragraph of “—Merger, consolidation or sale of assets”;

(6) “—Transactions with Affiliates”;

(7) “—Additional Note Guarantees and security for the new notes”; and

(8) “—Limitations on issuances of Guarantees of Indebtedness.”

In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date, or the Reversion Date, one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction and one or both of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to notes; provided that with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Certain covenants—Restricted Payments” had been in effect prior to, but not during, the Suspension Period. No Subsidiaries shall be designated as Unrestricted Subsidiaries during the Suspension Period. All Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Incurrence of Indebtedness and issuance of preferred stock.”

There can be no assurance that the notes will ever achieve an Investment Grade Rating or that any such rating will be maintained.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

(2) default in payment when due of the principal of, or premium, if any, on the notes;

(3) failure by the Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the option of Holders—Change of Control,” “—Certain covenants—Asset Sales,” or “—Certain covenants—Merger, consolidation or sale of assets”;

(4) failure by the Issuer or any of its Restricted Subsidiaries for 60 days after notice by the Trustee or by Holders of at least 25% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the Indenture, Security Documents or Intercreditor Agreement;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a) is caused by a failure to make any payment when due at the final maturity (after any applicable grace period) of such Indebtedness, or a Payment Default; or

(b) results in the acceleration of such Indebtedness prior to its express maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there is an uncured Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by the Issuer or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (net of any amount covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) except as permitted by the Indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary, or the Note Guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any such Guarantor or group of Guarantors, or any Person acting on behalf of any such Guarantor or group of Guarantors, shall deny or disaffirm its obligations under its Note Guarantee;

(8) any security interest purported to be created by any Security Document or the Escrow Agreement with respect to any Collateral, individually or in the aggregate, having a fair market value in excess of $20.0 million, shall cease to be, or shall be asserted by the Issuer or any Guarantor not to be, a valid, perfected security interest in the securities, assets or properties covered thereby; except to the extent that any such loss of perfection or priority results solely from the failure of the Notes Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents;

(9) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Security Documents or Intercreditor Agreement except for a failure that would not be material to the Holders of the notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clauses (7) and (8));

(10) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

(11) failure by the Issuer or any Restricted Subsidiary to comply with any of the terms of the Escrow Agreement that are not cured within applicable grace periods.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by notice in writing to the Issuer specifying the respective Event of Default.

Holders of the new notes may not enforce the Indenture, the notes, the Security Documents or the Intercreditor Agreement except as provided in such documents. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the new notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Additional Interest on, or the principal of, the notes. In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

The Indenture provides that (i) if a Default for a failure to report or failure to deliver a required certificate in connection with another default, or the Initial Default, occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed in the covenant entitled “—Certain covenants—Reports” or otherwise to deliver any notice or certificate pursuant to any other provision of the Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in the Indenture.

The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default, its status and what action the Issuer is taking or proposing to take in respect thereof.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator, member, partner, or stockholder of the Issuer or any Subsidiary have any liability for any obligations of the Issuer or the Guarantors under the notes, the Indenture, the Note Guarantees, the Security Documents, the Intercreditor Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of new notes by accepting a new note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the new notes. The waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees and the Security Documents, or Legal Defeasance, except for:

(1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2) the Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee and the Notes Collateral Agent, and the Issuer’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the Indenture, or Covenant Defeasance, and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case, to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

(7) the Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, supplement and waiver

Except as provided in the next four succeeding paragraphs, the Indenture, the notes, the Security Documents or the Intercreditor Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture, the notes, the Security Documents or the Intercreditor Agreement may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

(1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the Stated Maturity of any note or alter the provisions relating to the redemption price of any note at any time;

(3) reduce the rate of or change the time for payment of interest on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than U.S. dollars;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture and Security Documents;

(8) make any change in the preceding amendment and waiver provisions;

(9) expressly subordinate such note or any Note Guarantee to any other Indebtedness of the Issuer or any Guarantor or make any other change in the ranking or priority of any Note that would adversely affect the Holders; or

(10) make any change to the provisions of the Indenture providing for the mandatory redemption upon the Special Mandatory Redemption Date which would adversely affect the rights of any of the Holders to receive the Special Mandatory Redemption Price.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Security Document, the Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of the Indenture, the Security Documents and the Intercreditor Agreement) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Security Document, any Intercreditor Agreement or the provisions in the Indenture dealing with the Collateral or the Security Documents or the application of trust proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of the Indenture, Security Documents and the Intercreditor Agreement.

In addition, the Intercreditor Agreement provides that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents securing the Lenders Debt will also apply automatically to the comparable Security Documents with respect to the Holders’ interest in the Collateral.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement the Indenture, the Notes, the Security Documents or the Intercreditor Agreement:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to provide for the issuance of Additional Notes in accordance with the Indenture;

(7) to add Guarantors with respect to the Notes or to secure the Notes;

(8) to add additional assets as Collateral;

(9) to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by the Indenture or the Security Documents;

(10) to comply with the rules of any applicable securities depositary;

(11) to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(12) to conform the text of the Indenture, the notes, Security Documents or Intercreditor Agreement to any provision of the Description of the Notes in the offering memorandum for the old notes to the extent that, in the good faith opinion of the Issuer, such provision was intended by the Issuer to be a verbatim recitation of the text of the Description of the Notes, which intent shall be evidenced by an Officers’ Certificate to that effect delivered to the Trustee.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the Issuer, and without the consent of the Notes Collateral Agent but subject to the consent of the Bank Collateral Agent,

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with the Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such Other Pari Passu Lien Obligations shall be equal under the Intercreditor Agreement with the Liens on such Collateral securing the Obligations under the Indenture and the Notes and junior and subordinated to the Liens on such Collateral securing any Lenders Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment, and

(2) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding Lenders Debt that is incurred in compliance with the Indenture and the Security Documents and (B) to establish that the Liens on any Collateral securing such Lenders Debt shall be equal under the Intercreditor Agreement with the Liens on such Collateral securing the obligations under the Credit Agreement and senior to the Liens on such Collateral securing any obligations under the Indenture and the notes, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment. Any such additional party and the Trustee and the Notes Collateral Agent shall be entitled to rely upon an Officers’ Certificate delivered by the Issuer certifying that such Other Pari Passu Lien Obligations or Indebtedness, as the case may be, were issued or borrowed in compliance with the Indenture and the Security Documents.

The Security Agreement and/or the Intercreditor Agreement provides that, as between the Notes Collateral Agent and any agents or other authorized representatives for any Other Pari Passu Lien Obligations, the Applicable Authorized Representative will have the right to direct foreclosures and take other actions with respect to the Collateral and the other agent or authorized representative shall have no right to take actions with respect to such Collateral. The “Applicable Authorized Representative” shall be the agent or other authorized representative representing the series of Indebtedness with the greatest outstanding aggregate principal amount. As of the date of this prospectus, the Notes Collateral Agent for the benefit of the Holders of notes is the Applicable Authorized Representative.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

See also “Security for the new notes—Intercreditor Agreement” and “Security for the new notes—Refinancings of the Credit Agreement and the Notes.”

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture and, either:

(1) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(2) (a) all notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, including as a result of a redemption notice properly given pursuant to the Indenture, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption; (b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound; and (c) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as described in the TIA), it must eliminate such conflict within 90 days or apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense that might be incurred.

Governing law

The Indenture is, and the new notes will be, governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

Certain definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“2013 Mandatorily Convertible Preferred Stock” means the 4,008,439 shares of mandatorily convertible preferred stock of the Issuer ($47.5 million in aggregate liquidation preference) issued on the Issue Date in connection with the consummation of the Evergreen Acquisition.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisitions” means the Evergreen Acquisition and the Air Amazonia Acquisition.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“After-Acquired Property” means any property of the Issuer or any Guarantor acquired after the Issue Date that secures the Obligations under the Indenture, the notes and the Security Documents.

“Air Amazonia” means Air Amazonia Serviços Aéreos Ltda.

“Air Amazonia Acquisition” means (i) the acquisition by the Issuer of (1) certain aircraft and other assets currently owned by entities controlled by HRT Participações em Petróleo S.A., or HRT, and (2) all of the capital stock of Air Amazonia and (ii) the transactions in connection with the services contract to be entered into with HRT.

“Aircraft Collateral” means, collectively, all of the aircraft subject, or purported to be subject, to the Liens created by the Security Documents.

“Aircraft Collateral Coverage Ratio” means, with respect to any date of determination, the ratio of (A) the Appraised Value of the Aircraft Collateral on which the Notes Collateral Agent has a perfected second priority security interest to secure the Obligations in respect of the notes to (B) the Appraised Value of all aircraft owned by the Issuer or the Guarantors, whether or not then constituting Collateral. No assets of any Unrestricted Subsidiary shall be included in clause (A) above.

The Appraised Value of the assets in clauses (A) and (B) above as of any Calculation Date shall be the Appraised Value thereof as of the last day of the most recent fiscal quarter for which internal financial statements of the Issuer are available, as adjusted to:

(1) subtract the sum of (x) the Appraised Value attributed as of the last day of such fiscal quarter in such calculation to the Aircraft Collateral subject to the disposition, transfer or release giving rise to such pro forma calculation on the Calculation Date and (y) the Appraised Value attributed as of the last day of such fiscal quarter in such calculation to all other Aircraft Collateral (A) lost, sold or otherwise disposed of since the last day of such fiscal quarter in accordance with the terms of the Indenture or (B) released from the Notes Collateral Agent’s Lien since the last day of such fiscal quarter pursuant to the terms of the Indenture, and

(2) add the Appraised Value, as set forth in reasonable detail in an Officers’ Certificate delivered by the Issuer to the Trustee and the Notes Collateral Agent, of all Aircraft Collateral meeting the requirements described in clause (A) above acquired by the Issuer or any Guarantor since the last day of such fiscal quarter in accordance with the terms of the Indenture and in which the Notes Collateral Agent has a perfected second priority (or better) security interest to secure the Obligations in respect of the notes.

“Aircraft Protocol” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.

“Aircraft Sale and Leaseback Transaction” means, in respect of any new or existing aircraft acquired or owned by the Issuer or any of its Restricted Subsidiaries (whether before or after the Issue Date), any transaction occurring whereby such aircraft is sold by and leased back to the Issuer or any of its Restricted Subsidiaries (or where the contract relating to the purchase of such aircraft is assigned or novated to an entity which will lease the aircraft to the Issuer or any of its Restricted Subsidiaries).

“Aircranes Produced For Sale” means, as of any date of determination, those S-64 Aircrane heavy-lift helicopters for which the remanufacture by the Issuer or any of its Restricted Subsidiaries has been completed within the twelve-month period preceding such date of determination.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the notes; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note, at May 1, 2016 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus

(ii) all required interest payments due on the note through May 1, 2016 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over:

(b) the then applicable outstanding principal amount of the note,

as calculated by the Issuer.

“Appraised Value” means, with respect to any aircraft as of the date of determination, the current market value of such aircraft as determined in a “desktop” appraisal that was completed not more than 2 years prior to such date of determination. For the avoidance of doubt, such appraisal shall not be based on forward-looking assumptions about the market environment.

“Asset Acquisition” means (a) an Investment by the Issuer or any of its Restricted Subsidiaries in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or (b) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights of the Issuer or any Restricted Subsidiary (for purposes of clarity, other than Equity Interests of the Issuer); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of holders—Change of Control” and/or the provisions described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” and not by the provisions of “—Certain covenants— Asset Sales”; and

(2) the issuance or sale of Equity Interests in or by any of the Issuer’s Restricted Subsidiaries (other than preferred stock of Restricted Subsidiaries issued in compliance with the provisions of “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” and director’s qualifying shares or shares required by applicable law to be held by Persons other than the Issuer or a Restricted Subsidiary).

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of property or assets (i) between or among the Issuer and Restricted Subsidiaries that are Guarantors or (ii) between or among Foreign Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary that is a Guarantor to the Issuer or to another Restricted Subsidiary that is a Guarantor;

(4) the sale, lease, sublease, license, sublicense or consignment of equipment, inventory or other assets in the ordinary course of business;

(5) the sale or other disposition of cash or Cash Equivalents;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain covenants—Restricted Payments” or a Permitted Investment;

(7) the licensing of intellectual property to third Persons in the ordinary course of business other than the exclusive, long-term licensing of intellectual property that extends beyond May 1, 2020;

(8) any sale of accounts receivable, or participations therein, in connection with any Qualified Receivables Transaction;

(9) any sale or disposition of any property or equipment that has become damaged, worn-out, obsolete, condemned, given over in lieu of deed or otherwise unsuitable or not required for the ordinary course of the business;

(10) any foreclosures of assets;

(11) any disposition of an account receivable in connection with the collection, forgiveness or compromise thereof;

(12) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in the ordinary course of business;

(13) any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture, the notes or the Security Documents;

(14) the sale or other disposition of the Equity Interests, Indebtedness, or other securities of, any Unrestricted Subsidiary;

(15) the sale, lease, sublease, license, sublicense or consignment of (i) Aircranes Produced For Sale or (ii) other aircraft with a fair market value (in the case of this clause (ii)) of no more than $25.0 million in any calendar year;

(16) the granting of any option or other right to purchase, lease or otherwise acquire delinquent accounts receivable in the ordinary course of business;

(17) the lease, assignment or sub-lease of any real or personal property in the ordinary course of business; and

(18) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business.

“Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts holding only the proceeds of any sale or disposition of any Collateral.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Collateral Agent” means Wells Fargo Bank, National Association and any successor or assign under the Credit Agreement, or if there is no Credit Agreement, the “Bank Collateral Agent” designated pursuant to the terms of the Credit Facility governing Lenders Debt.

“Bank Lenders” means the lenders or holders of Indebtedness issued under the Credit Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto, as hereafter amended.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or a committee thereof authorized to exercise the power of the board of directors of such corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Brazilian Restructuring” means, subject to (i) the consummation of the Air Amazonia Acquisition and (ii) Air Amazonia’s acquisition of an FAA Part 135 Air Carrier Certificate, one or more transactions by which the Issuer shall reduce the percentage of its indirect ownership of the outstanding voting capital stock of Air Amazonia from 100% to 20%; provided that immediately following such transactions the Issuer shall retain a majority ownership interest in the non-voting capital stock of Air Amazonia.

“Cape Town Convention” means, collectively, the Aircraft Protocol, the Convention, the International Registry Procedures and the International Registry Regulations.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Carrying Value” means the book value (net of any specific reserves) determined in accordance with GAAP as in effect on the Issue Date; provided, that if there is a change in GAAP after the Issue Date that would change the Carrying Value of any Aircraft Collateral, the Issuer may, in its sole discretion, elect within 30 days of the effectiveness of such change in GAAP, or the GAAP Change Date, (which election may be made only once during the term of the Indenture) to define, from and after the GAAP Change Date, Carrying Value of Aircraft Collateral as their Appraised Value as determined by an aircraft appraiser of national standing within the six months preceding the date on which Carrying Value is being determined.

“Cash Equivalents” means:

(1) United States dollars or, in the case of any Foreign Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States having maturities of not more than 24 months from the date of acquisition;

(3) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of Canada, any member nation of the European Union or the sovereign nation or agency in which any Foreign Restricted Subsidiary is organized having maturities of not more than 12 months from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations for underlying securities of the types described in clauses (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having the rating of P-2 or better from Moody’s or A-2 or better from S&P and in each case maturing no more than 12 months from the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories from either Moody’s or S&P with maturities of no more than 24 months from the date of acquisition;

(8) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of no more than 12 months from the date of acquisition;

(9) instruments equivalent to those referred to in clauses (1) to (8) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(10) investments in funds which invest at least 95% of their assets in Cash Equivalents of the kinds described in clauses (1) through (9) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above, provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Issuer; or

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by the Board of Directors was approved by a vote of a majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Issuer’s Board of Directors then in office; or

(3) the Issuer sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Issuer, (y) a Successor Entity in which a majority or more of the voting power of the Voting Stock is held by the stockholders of the Issuer immediately prior to such transaction or series of related transactions or (z) one or more Permitted Holders.

“Collateral” means all the assets and properties subject, or purported to be subject, to the Liens created by the Security Documents.

“Collateral-Secured Obligations” means (x) any Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”, (y) the notes issued on the Issue Date (and the new notes) and (z) any Other Pari Passu Lien Obligations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period and, without duplication, plus:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of the step-up in inventory valuation arising from purchase accounting and other intangibles and amortization of write-offs of goodwill and other intangibles) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period; plus

(5) any reasonable expenses, fees or charges related to the Transactions or any acquisition or Investment, in each case to the extent that any such expenses, fees or charges were deducted in computing such Consolidated Net Income; minus

(6) non-cash items increasing such Consolidated Net Income for such period, excluding (i) any items which represent the impact of purchase accounting and (ii) any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any period.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Issuer shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Issuer only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated First Lien Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that is secured by a Lien on a first priority basis to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four full fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that, to the extent not previously included, Consolidated Net Income shall be increased by the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to provisions of this clause (2) during such period, to the extent not previously included therein);

(3) the cumulative effect of a change in accounting principles shall be excluded;

(4) non-cash charges relating to employee benefit or other management compensation plans of the Issuer or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of the Issuer or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) in each case, to the extent that such non-cash charges are deducted in computing such Consolidated Net Income shall be excluded;

(5) any non-cash goodwill or other impairment charges resulting from the application of FAS 142 or FAS 144, and non-cash charges relating to the amortization of intangibles resulting from the application of FAS 141, shall be excluded;

(6) any increase in cost of sales as a result of the step-up in inventory valuation arising from applying the purchase method of accounting in accordance with GAAP in connection with any acquisition consummated after the Issue Date, net of taxes, shall be excluded; and

(7) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes the notes, any Other Pari Passu Lien Obligations, any Lenders Debt or any “net investment” or similar construct under any Qualified Receivables Transaction to (b) the aggregate amount of Consolidated Cash Flow for the then most recent four full fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available in each case with such pro forma adjustments to such consolidated total Indebtedness and Consolidated Cash Flow as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Tangible Assets” means, with respect to any Person, the consolidated total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, less all goodwill, trade names, trademarks, patents and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person.

“Convention” means the official English language text of the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on 16 November 2001 at a diplomatic conference held in Cape Town, South Africa as the same may be amended or modified from time to time.

“Credit Agreement” means the Credit Agreement among the Issuer, Evergreen, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Lead Arranger, Book Runner, Syndication Agent and Documentation Agent, dated as of the Issue Date (which may take the form of an amendment and restatement of the Issuer’s existing senior secured asset-based revolving credit facility), including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Issuer as additional borrowers or Guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or Indentures, in each case with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case as amended, modified, renewed, refunded, replaced, restated, substituted or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Financings” means Indebtedness incurred by the Issuer or any Restricted Subsidiary to an aircraft lessor or other party to finance the deposit of funds in connection with aircraft sale and leaseback transactions, including in connection with pre-delivery novations of aircraft contracts.

“Discharge of ABL Obligations” means (a) the termination of the commitments of the lenders and the financing arrangements provided by the Bank Collateral Agent and the other Credit Agreement secured parties to the Issuer and the Guarantors under the Credit Agreement, (b) the final payment in full in cash of the Obligations in respect of the Credit Agreement, or the ABL Obligations (other than the ABL Obligations described in clause (c) of this definition and any ABL Obligations consisting of unasserted contingent indemnity obligations), and (c) payment in full in cash, or at the Bank Collateral Agent’s option, delivery to the Bank Collateral Agent of either cash collateral or a letter of credit payable to the Bank Collateral Agent, in either case as required under the terms of the Credit Agreement, in respect of letters of credit issued under the Credit Agreement, bank product and hedge obligations, continuing obligations of the Bank Collateral Agent and lenders under the Credit Agreement under control agreements and other contingent ABL Obligations. If after receipt of any payment of, or proceeds of

Collateral applied to the payment of, the Obligations described in this definition, the Bank Collateral Agent or any other Credit Agreement secured party is required to surrender or return such payment or proceeds to any person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and the Intercreditor Agreement shall continue in full force and effect as if such payment or proceeds had not been received by the Bank Collateral Agent or such other Credit Agreement secured party, as the case may be, and no Discharge of ABL Obligations shall be deemed to have occurred.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature; provided however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the prior sentence, (i) such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations, and (ii) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary that was formed under the laws of the United States or any state thereof or the District of Columbia.

“EAC Acquisition Notes” means unsecured promissory notes issued by the Issuer or any Restricted Subsidiary on or about the Issue Date pursuant to the Evergreen Acquisition Agreement in the initial aggregate principal amount of $17.5 million and unsecured promissory notes issued from time to time by the Issuer or any Restricted Subsidiary pursuant to the Evergreen Acquisition Agreement in the initial aggregate principal amount (excluding any accreted or PIK amounts) of up to $26.25 million.

“EAC Existing Notes” means promissory notes issued by the Issuer on June 30, 2010 and June 30, 2011 in the initial aggregate principal amount of $8.5 million and $11 million, respectively, to ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P. and 10th Lane Finance Co., LLC.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering (including in a private placement) of the Equity Interests (other than Disqualified Stock) of the Issuer, other than public offerings with respect to the Equity Interests registered on Form S-8.

“Evergreen” means Evergreen Helicopters, Inc.

“Evergreen Acquisition” means the acquisition by the Issuer, pursuant to the Evergreen Acquisition Agreement, of all of the capital stock of Evergreen from Evergreen International Aviation, Inc.

“Evergreen Acquisition Agreement” means that certain Stock Purchase Agreement dated as of March 18, 2013, by and among Evergreen International Aviation, Inc., Evergreen, EAC Acquisition Corporation and Mr. Delford M. Smith, as amended from time to time in accordance with its terms.

“Excluded Assets” means:

(1) vehicles and other property (except for aircraft and related engines, motors and parts) covered by certificates of title or ownership to the extent that a security interest therein cannot be perfected solely by filing a UCC-1 financing statement in the jurisdiction of organization of the owner thereof;

(2) owned real property having a fair market value less than $2.5 million and leasehold interests in real property with respect to which the Issuer or any Guarantor is a tenant or subtenant (provided, for the avoidance of doubt, that the Company’s two owned principal facilities in Central Point, Oregon may not be excluded pursuant to this clause (2));

(3) any right of any nature in any lease, license or agreement to which the Issuer or any Guarantor is party if, and to the extent that, the grant of a security interest in such lease, license or agreement shall constitute or result in (A) the abandonment, invalidation or unenforceability of such lease, license or agreement or (B) a breach, termination or default under such lease, license, contract or agreement, other than (x) to the extent that any such prohibition, restriction or other term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity and (y) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) notwithstanding such prohibition;

(4) any asset or property right of any nature to the extent that any applicable law or regulation prohibits the creation of a security interest therein (other than (x) to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity and (y) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or other applicable law (including the Bankruptcy Code) notwithstanding such prohibition);

(5) (i) solely in the case of any pledge of Capital Stock of any Foreign Restricted Subsidiary to secure the Obligations under the notes, any Capital Stock that are voting Capital Stock of such Foreign Restricted Subsidiary in excess of 65% of the outstanding voting Capital Stock of such class, (ii) the Capital Stock of any Subsidiary that is not wholly owned by the Issuer or its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary and to the extent that the governing documents of such non-wholly owned Subsidiary prevent the grant of a security interest in the Capital Stock governed thereby) and (iii) the Capital Stock of any Subsidiary of a Foreign Restricted Subsidiary;

(6) property and assets owned by the Issuer or any Guarantor that are the subject of Permitted Liens securing Indebtedness in respect of purchase money financing or Capital Lease Obligations described in clauses (1), (2), (6) or (17) of the definition thereof for so long as such Permitted Liens are in effect and the Indebtedness secured thereby prohibits any other Liens thereon other than to the extent that any prohibition, restriction or other term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity;

(7) (i) deposit and securities accounts the balance of which consists exclusively of (a) withheld income taxes and federal, state or local employment taxes in such amounts as are required to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of the Issuer or any Guarantor, and (b) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of the Issuer or any Guarantor, (ii) all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) tax accounts and trust accounts, (iii) deposit accounts or securities accounts solely and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Issuer’s or any Guarantor’s salaried employees, which accounts are funded only in the ordinary course of business and not in excess of any amounts necessary to fulfill payroll obligations that are then currently owing and (iv) pension fund accounts and 401(k) accounts;

(8) any Capital Stock and other securities of any Subsidiary of the Issuer or any Guarantor to the extent that, and for so long as, the pledge of such Capital Stock or other securities to secure the notes or the Guarantees would cause such Subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X;

(9) any United States intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the creation by the Issuer or a Guarantor of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, rule or regulation; and

(9) Capital Stock of any Unrestricted Subsidiary.

Notwithstanding the foregoing, in the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s or the Guarantees and any Other Pari Passu Lien Obligations in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the notes and the Guarantees (but only to the extent permitted without being subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder of notes, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Stock and other securities.

“Excluded Contributions” means the net cash proceeds received by the Issuer after the Issue Date from (a) contributions to its common equity capital and (b) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock) of the Issuer, in each case designated within 60 days of the receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from the calculation set forth in the second clause (3) of the first paragraph of the covenant described above under the “—Certain covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date, other than under the Credit Agreement and the Indenture.

“FAA” means the Federal Aviation Administration or any governmental Person, agency or other authority succeeding to the functions of the Federal Aviation Administration.

“Federal Aviation Act” means the Federal Aviation Act of 1958, as amended from time to time and recodified in Subtitle VII of Title 49 of the United States Code.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made, or the Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) the Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary of the Issuer during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis including Pro Forma Cost Savings assuming that the Transactions and all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period any Person (that subsequently became a Restricted Subsidiary of the Issuer or was merged with or into the Issuer or any Restricted Subsidiary of the Issuer since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period; and

(2) in calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Calculation Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Calculation Date; (b) if interest on any Indebtedness actually incurred on the Calculation Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Calculation Date will be deemed to have been in effect during the four-quarter period; and

(c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication of,

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (other than the amortization of discount or imputed interest arising as a result of purchase accounting), the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends and distributions, whether paid or accrued and whether or not in cash, on any series of preferred stock or Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP; minus

(5) the amortization or expensing of financing fees incurred by the Issuer and its Restricted Subsidiaries in connection with the Transactions and recognized in the applicable period; minus

(6) interest income actually received by the Issuer or any Restricted Subsidiary in cash for such period.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Issue Date. Notwithstanding the foregoing, if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Issuer may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition. For the avoidance of doubt, leases or other arrangements entered into after the Issue Date that would have been accounted for as operating leases under GAAP as in effect on the Issue Date will continue to be accounted for in the same manner, regardless of any subsequent changes to GAAP.

“Grantors” means the Issuer and the Guarantors.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means any Person that incurs a Guarantee of the notes; provided, that, upon the release and discharge of such Person from its Note Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Immaterial Subsidiary” means any Subsidiary of the Issuer that has less than $5.0 million in total assets.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the Issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the Issuer or its Restricted Subsidiary as accreted or paid.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1) borrowed money;

(2) obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) banker’s acceptances;

(4) Capital Lease Obligations;

(5) Attributable Debt;

(5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), to the extent not otherwise included, the Guarantee by the specified Person of any obligations constituting Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

(3) with respect to Indebtedness of another Person secured by a Lien on the assets of the Issuer or any of its Restricted Subsidiaries, the lesser of the fair market value of the property secured or the amount of the secured Indebtedness.

“Initial Purchasers” means Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Stifel, Nicolaus & Company, Incorporated and Imperial Capital, LLC.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Issue Date between the Bank Collateral Agent and the Notes Collateral Agent and acknowledged by the Issuer and the Guarantors, as amended from time to time in accordance with the Indenture.

“International Registry” means the International Registry of Mobile Assets located in Dublin, Ireland and established pursuant to the Cape Town Convention, along with any successor registry thereto.

“International Registry Procedures” means the official English language text of the procedures for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.

“International Registry Regulations” means the official English language text of the regulations for the International Registry issued by the supervisory authority thereof pursuant to the Convention and the Aircraft Protocol, as the same may be amended or modified from time to time.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted Payments.” The acquisition by the Issuer or any Restricted Subsidiary of the Issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Issuer or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “—Certain covenants—Restricted Payments,” (i) Investments shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Issue Date” shall mean May 2, 2013, the original issue date of the old notes.

“Junior Lien Priority” means relative to specified Indebtedness, having a Lien on specified Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations under the Indenture, the notes, the

Guarantees and any Other Pari Passu Lien Obligations pursuant to the terms of one or more Intercreditor Agreements among the Notes Collateral Agent and the holders of such Junior Lien Priority Indebtedness (or their authorized representatives) that are no less favorable to the Holders than the terms of the Intercreditor Agreement (as determined by the Issuer pursuant to an Officers’ Certificate delivered to the Trustee).

“Lenders Debt” means any (i) Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under “Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”, (ii) any Hedging Obligations permitted under the Indenture and incurred with any Bank Lenders (or their affiliates) and (iii) all cash management obligations and other Indebtedness permitted pursuant to clause (10) of the definition “Permitted Debt” incurred with any Bank Lender (or their affiliates).

“Letter of Credit Facilities” means (x) the Ex-IM Working Capital Guarantee Letter of Credit Agreement by and between the Issuer, as applicant, and Wells Fargo Bank, National Association, as Issuer (as defined in such facility), dated as of June 30, 2011 and (y) one or more other debt facilities with banks or other institutional lenders or a trustee providing for letters of credit, in each case with respect to clauses (x) and (y), (i) including any related guarantees, collateral documents, instruments and agreements executed in connection therewith, and (ii) as amended, modified, renewed, refunded, replaced, restated or substituted in whole or in part from time to time.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease (other than an operating lease), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereto.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with the disposition of any assets by such Person or any of its Restricted Subsidiaries (other than in the ordinary course of business) or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary or nonrecurring gains, losses or charges, together with any related provision for taxes on such gain, loss or charge; and

(3) any gains, losses, or charges of the Issuer and its Subsidiaries incurred in connection with the Transactions together with any related provision for taxes on such gain, loss, or charge.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any (1) reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (2) any reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Issuer after such sale or other disposition thereof, including, without limitation, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

“notes” means the new notes and the old notes.

“Note Guarantee” shall mean the Guarantee of the notes by the Guarantors.

“Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as “Collateral Agent” under the Indenture and under the Security Documents, and any successor thereto in such capacity.

“Obligations” means any principal, premium, interest (including any interest and fees accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest or fees is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, in each case, payable under the documentation governing any Indebtedness.

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the (i) principal executive officer or principal operating officer and (ii) by the principal financial officer or principal accounting officer of such Person.

“Other Pari Passu Lien Obligations” means any Additional Notes and any other Indebtedness having substantially identical terms as the notes (other than issue price, interest rate, yield and redemption terms) and issued under an Indenture substantially identical to the Indenture and any Indebtedness that refinances or refunds (or successive refinancings and refundings) any notes or Additional Notes and all obligations with respect to such Indebtedness; provided that such Indebtedness may (a) have a stated maturity date that is equal to or longer than the notes, (b) contain terms and covenants that are, in the reasonable opinion of the Issuer, less restrictive than the terms and covenants under the notes, (c) contain terms and covenants that are more restrictive than the terms and covenants under the notes so long as prior to or substantially simultaneously with the issuance of any such Indebtedness, the notes and the Indenture are amended to contain any such more restrictive terms and covenants and (d) if not Additional Notes, the authorized representative of the holders thereof shall have executed a joinder to the Security Documents and/or Intercreditor Agreement.

“Pari Passu Indebtedness” means: (1) with respect to the Issuer, the notes and any Indebtedness which ranks equal in right of payment to the notes; and (2) with respect to any Guarantor, its Note Guarantee and any Indebtedness which ranks equal in right of payment to such Guarantor’s Note Guarantee.

“Permitted Business” means any business conducted or proposed to be conducted (as described in the Offering Memorandum for the private placement of the old notes and taking into account the consummation of the Acquisitions) by the Issuer and its Restricted Subsidiaries on the Issue Date and other businesses reasonably related or ancillary thereto, and reasonable extensions and expansions thereof.

“Permitted Collateral Liens” means:

(1) Liens securing the notes outstanding on the Issue Date, the exchange notes issued in exchange for such notes, Permitted Refinancing Indebtedness with respect to such notes or exchange notes, the guarantees related to the Note Guarantees relating to the notes and any obligations with respect to such notes, exchange notes, Permitted Refinancing Indebtedness and such guarantees or Note Guarantees;

(2) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to the first paragraph of the covenant “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”; provided, however, that, at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.0 to 1.0;

(3) Liens existing on the Issue Date (other than Liens specified in clause (1) above or securing Lenders Debt);

(4) Liens described in clauses (1), (2), (4), (5), (7), (10), (11), (12), (13), (14), (15), (16), (17), (18), (20), (21), (22), (23), (24), (25), (26) (solely to the extent related to clauses (1), (2), or (3) or clause (ii)), (27), (28), (29), (30), (31), (32) and (34), of the definition of Permitted Liens; and

(5) Liens on the Collateral in favor of any collateral agent in respect of any Liens referred to in clauses (1) through (4) above relating to the Notes Collateral Agent’s administrative expenses with respect to the Collateral.

For purposes of determining compliance with this definition, (A) Other Pari Passu Lien Obligations need not be incurred solely by reference to one category of permitted Other Pari Passu Lien Obligations described in clauses (1) through (5) of this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that an item of Other Pari Passu Lien Obligations (or any portion thereof) meets the criteria of one or more of the categories of permitted Other Pari Passu Lien Obligations described in clauses (1) through (5) above, the Issuer shall, in its sole discretion, classify (but not reclassify) such item of Other Pari Passu Lien Obligations (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Other Pari Passu Lien Obligations in one of the above clauses and such item of Other Pari Passu Lien Obligations will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Holders” means (i) each of the Sponsor and (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which the Sponsor is a member, or a Permitted Holder Group; provided that, in the case of such group (x) each member of such Permitted Holder Group has voting rights proportional to the percentage of ownership interest held or acquired by such member (subject to any restrictions on voting rights under the Issuer’s certificate of incorporation or other organizational documents) and (y) no Person or other “group” (other than Permitted Holders specified in clause (i) above) beneficially owns a greater percentage (on a fully diluted basis) of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies than is held, in the aggregate, by the Permitted Holders specified in clause (i) above in such Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Issuer; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product) to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other sale of assets that was made pursuant to and in compliance with the covenant described above under the caption “—Certain covenants—Asset Sales”;

(5) any Investment the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer;

(6) Hedging Obligations;

(7) Investments having, when taken together with all other Investments made pursuant to this clause (7) and outstanding on the date of such Investment (and net of any interest, dividends, repayments of loans or advances, or other payments or proceeds received from such investments on or prior to such date), an aggregate fair market value (measured on the date that each such Investment was made and without giving effect to subsequent changes in value) not in excess of $25.0 million; provided, however, that if any Investment pursuant to this clause (7) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (7) for so long as such Person continues to be a Restricted Subsidiary;

(8) any Investment of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date; and any extension, modification or renewal of any such Investment, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(9) loans or advances to employees in the ordinary course of business (including for the exercise of stock options) in an amount not to exceed $2.5 million outstanding at any time;

(10) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person, or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, other than the exclusive, long-term licensing of intellectual property that extends beyond May 1, 2020;

(12) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing customer contracts so long as the aggregate amount of all such Investments made after the Issue Date do not exceed $20.0 million; provided, however, that any returns on such Investments recovered by the Issuer or a Restricted Subsidiary shall be deemed to reduce the amount thereof for purposes of calculating compliance with the foregoing limit;

(13) Investments by the Issuer or a Restricted Subsidiary of the Issuer in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(14) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(15) Guarantees of Indebtedness incurred under the caption “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock”;

(16) receivables owing to the Issuer or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(17) pledges or deposits that constitute Permitted Liens;

(18) the Acquisitions;

(19) any transaction to the extent it constitutes an Investment that is permitted by the second paragraph of the covenant described above under the caption “—Certain covenants—Transactions with Affiliates” (except transactions described in clauses (6)(a) or (13) of such paragraph);

(20) Investments acquired after the Issue Date as a result of the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of another Person, including by way of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under the caption “—Certain covenants—Merger, consolidation or sale of assets” after the Issue Date, to the extent that such Investments were not made in contemplation of such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(21) guarantees by the Issuer or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations, in each case of the Issuer or a Restricted Subsidiary that do not constitute Indebtedness, in each case entered into by the Issuer or any Restricted Subsidiary of the Issuer in the ordinary course of business; and

(22) Investments, including loans to aircraft lessors or the economic equivalent thereof, made by the Issuer or a Restricted Subsidiary in connection with or in anticipation of (i) an Aircraft Sale and Leaseback Transaction or (ii) the lease of an aircraft by the Issuer or any Restricted Subsidiary; provided that such Investments must be made no later than 365 days after the sale and leaseback transaction or the lease transaction, as the case may be, is entered into.

“Permitted Liens” means:

(1) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were not incurred in contemplation of such acquisition and do not extend to any property other than the property so acquired by the Issuer or the Restricted Subsidiary;

(2) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” covering only the assets acquired with such Indebtedness;

(3) Liens of the Issuer and its Restricted Subsidiaries existing on the Issue Date;

(4) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary of the Issuer with respect to obligations that do not exceed $20.0 million at any one time outstanding;

(5) Liens to secure the performance of tenders, completion guarantees, statutory obligations, surety or appeal bonds, bid leases, performance bonds or other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(6) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(7) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and similar legislation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(8) Liens to secure Indebtedness of any Foreign Restricted Subsidiary permitted by clause (16) of the second paragraph of the covenant entitled “—Certain covenants—Incurrence of Indebtedness and issuance of preferred stock” covering only the assets of such Foreign Restricted Subsidiary;

(9) Liens on assets of a Receivables Subsidiary arising in connection with a Qualified Receivables Transaction;

(10) Liens for taxes, assessments, governmental charges or claims that are not yet overdue by more than 30 days or are being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(11) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet overdue by more than 30 days or being contested in good faith by appropriate legal proceedings; provided that any reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;

(12) easements, rights-of-way, municipal and zoning ordinances and similar charges, covenants, encumbrances, title defects, survey defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or any of its Subsidiaries, taken as a whole;

(13) leases or subleases or licenses or sublicenses granted to others in the ordinary course of business of the Issuer or any of its Restricted Subsidiaries, taken as a whole;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or any of its Restricted Subsidiaries relating to such property or assets;

(15) Liens securing Lenders Debt; provided that the holder of such Lien either (x) is subject to an intercreditor agreement consistent with the Intercreditor Agreement on the same basis as the First Lien Claimholders (as defined in the Intercreditor Agreement) or (y) is or agrees to become bound by the terms of the Intercreditor Agreement on the same basis as the First Lien Claimholders (as defined in the Intercreditor Agreement);

(16) Liens arising from filing precautionary Uniform Commercial Code financing statements regarding leases;

(17) Liens on property of, or on shares of stock or Indebtedness of, any Person existing at the time (A) such Person becomes a Restricted Subsidiary of the Issuer or (B) such Person or such property is acquired by the Issuer or any Restricted Subsidiary; provided that such Liens do not extend to any other assets of the Issuer or any Restricted Subsidiary and such Lien secures only those obligations which it secures on the date of such acquisition (and extensions, renewals, refinancings and replacements thereof);

(18) Liens arising from the rendering of a final judgment or order against the Issuer or any Restricted Subsidiary that does not give rise to an Event of Default;

(19) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of import or customs duties in connection with the importation of goods;

(21) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business or otherwise permitted under the terms of the Lenders Debt, in each case securing Indebtedness under Hedging Obligations;

(22) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture;

(23) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens in favor of the Issuer or any Guarantor;

(26) Liens to secure (i) any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by a Lien referred to in the foregoing clauses (1), (2), (3) and (25) or (ii) any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, commitment amount of Indebtedness described under clauses (1), (2), (3) and (25) at the time the original Lien became a Permitted Lien under the Indenture, or the Indebtedness which is being refinanced with such Permitted Refinancing Indebtedness, as the case may be, and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (C) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and Holders thereof than the original Liens and the related Indebtedness;

(27) with respect to any leasehold interest where the Issuer or any Restricted Subsidiary is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such leased real property;

(28) deposits made in the ordinary course of business to secure liability to insurance carriers;

(29) Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of setoff, relating to the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any non-majority-owned joint venture or similar arrangement pursuant to any joint venture or similar agreement permitted under the Indenture;

(31) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(32) Liens on Equity Interests of Unrestricted Subsidiaries securing Non-Recourse Debt;

(33) Liens on real or personal property or assets of the Issuer or a Restricted Subsidiary thereof to secure Indebtedness (including, without limitation, Indebtedness permitted pursuant to clause (9) of the definition of Permitted Debt) incurred for the purpose of (a) financing all or any part of the purchase price of such property or assets incurred prior to, at the time of, or within 180 days after, the acquisition of such property or assets or (b) financing all or any part of the cost of construction of any such property or assets, provided that the amount of any such financing shall not exceed the amount expended in the acquisition of, or the construction of, such property or assets and such Liens shall not extend to any other property or assets of the Issuer or a Restricted Subsidiary (other than any associated accounts, contracts and insurance proceeds, proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(34) Liens incurred under or in connection with lease and sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such lease, sale and leaseback, novations, refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits; and

(35) Liens to secure Indebtedness permitted by clause (23) of the second paragraph of the covenant entitled “—Certain covenants— Incurrence of Indebtedness and issuance of preferred stock” covering only cash (other than cash that is included in Collateral, but including cash that is released from the Collateral in accordance with the Indenture and the Security Documents) and the rights, title and interest in those contracts that are supported by the letters of credit issued pursuant to the Letter of Credit Facility permitted by such clause (23).

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described in clauses (1) through (35) of this definition but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in clauses (1) through (35) above, the Issuer shall, in its sole discretion, classify (but not reclassify) such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and will only be required to include the amount and type of such item of Permitted Liens in one of the above clauses and such item of Permitted Liens will be treated as having been incurred pursuant to only one of such clauses.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium and other amounts necessary to accomplish such refinancing and reasonable fees and expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is contractually subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred either by the Issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock Issuer, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and related adjustments that (i) were directly attributable to an Asset Acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the Issue Date, (ii) were actually implemented by the business that was the subject of any such Asset Acquisition within six months after the date of the Asset Acquisition and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records of such business or (iii) relate to the business that is the subject of any such Asset Acquisition and that the Issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the Asset Acquisition and, in the case of each of (i), (ii) and (iii), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be accompanied by a certificate delivered to the Trustee from the Issuer’s principal financial officer that outlines the specific actions taken or to be taken, the net cost savings achieved or to be achieved from each such action and that, in the case of clause (iii) above, such savings have been determined to be probable.

“Public Equity Offering” means an offer and sale for cash of common stock (other than Disqualified Stock) of the Issuer pursuant to a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Issuer).

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Indebtedness, owed to the Issuer or any Restricted Subsidiary of the Issuer in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreement, amounts paid to investors in respect of interest, principal and other amounts owning to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Issuer or by any Restricted Subsidiary of the Issuer pursuant to which the Issuer or any Restricted Subsidiary of the Issuer may sell, convey or otherwise transfer to a Receivables Subsidiary, any accounts receivable (whether now existing or arising in the future) of the Issuer or any Restricted Subsidiary of the Issuer and any asset related thereto, including, without limitation, all collateral securing such accounts receivable, and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization transaction involving accounts receivable.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer (as certified by a resolution of the Board of Directors of the Issuer) which shall be substituted for S&P and Moody’s, or both, as the case may be.

“Receivables Subsidiary” means a Subsidiary of the Issuer (other than a Guarantor) that engages in no activities other than in connection with the financing of accounts receivables and that is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Issuer or any other Restricted Subsidiary of the Issuer (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Restricted Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Issuer or such other Restricted Subsidiary of the Issuer than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Issuer nor any other Restricted Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying, to the best of such officers’ knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the old notes, dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers and any similar registration rights agreements with respect to any Additional Notes.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Assets” means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless otherwise specified, a Restricted Subsidiary as used herein refers to a Restricted Subsidiary of the Issuer.

“S&P” means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and any successor to the rating agency business thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Section 16 Officer” means any officer of the Issuer or any Subsidiary of the Issuer that meets the definition of “officer” pursuant to Rule 16a-1(f) under the Exchange Act.

“Security Documents” means the security agreements, pledge agreements, mortgages, collateral assignments, instruments and related agreements (including any financing statements under the Uniform Commercial Code), as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in any assets or property in favor of the Notes Collateral Agent for the benefit of the Noteholder Secured Parties as contemplated by the Indenture.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation was in effect on the Issue Date.

“Sponsor” means ZM EAC LLC, ZM Private Equity Fund I, L.P., ZM Private Equity Fund II, L.P., and any of their respective Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary of the Issuer that are reasonably customary in an accounts receivable transaction.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof);

provided, that Air Amazonia, and any of its subsidiaries, shall be deemed a Subsidiary for the purposes of the Indenture so long as the Issuer retains the maximum statutorily allowed voting equity ownership interest in such entity and a majority non-voting ownership interest in such entity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa–77bbbb) as in effect on the Issue Date.

“Transactions” means, collectively, (a) the execution, delivery and performance by the Issuer and the Guarantors of the Indenture and the issuance of the notes thereunder, (b) the execution, delivery and performance by the Issuer and the Guarantors of the Credit Agreement and the initial borrowings thereunder, (c) the consummation of the Acquisitions, (d) the repayment of (i) the EAC Existing Notes and (ii) outstanding obligations under the Issuer’s existing term loan facility and senior secured asset-based revolving credit facility, (e) the issuance of the 2013 Mandatorily Convertible Preferred Stock, (f) the issuance by the Issuer or the applicable Restricted Subsidiary of the EAC Acquisition Notes and (g) the payment of related fees and expenses.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days (but not more than five business days) prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2016; provided, however, that if the period from the redemption date to May 1, 2016 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to May 1, 2016 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) is not a Guarantor or does not otherwise directly or indirectly provide credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries at the time of such designation unless such Guarantee or credit support is released upon such designation.

As of the Issue Date, there were no Unrestricted Subsidiaries.

Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain covenants—Restricted Payments.” If, at any time, any such Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain covenants— Incurrence of Indebtedness and issuance of preferred stock,” the Issuer shall be in default of such covenant.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Capital Stock are, at the time any determination is being made, owned, controlled or held by such person or one or more Wholly Owned Subsidiaries of such person or by such Person and one or more Wholly Owned Subsidiaries of such person.

Book-Entry, Delivery and Form

Certain old notes were offered and sold to qualified institutional buyers in reliance on Rule 144A, and are referred to in this prospectus as Rule 144A Notes. Certain other old notes also were offered and sold in offshore transactions in reliance on Regulation S, and are referred to in this prospectus as Regulation S Notes. Except as set forth below, old notes were, and new notes will be, issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Rule 144A Notes initially were represented by notes in registered, global form without interest coupons, or collectively, the Rule 144A Global Notes. Regulation S Notes initially were represented by notes in registered, global form without interest coupons, or collectively, the Regulation S Global Notes. The new notes will be represented by notes in registered, global form without interest coupons, or together with the Rule 144A Global Notes and the Regulation S Global Notes, the Global Notes. The Global Notes were deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

The Global Notes

We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary, or participants, and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, and premium (if any) and interest (including Additional Interest, if any) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium (if any) or interest (including Additional Interest, if any) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for this exchange offer) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the Indenture, DTC will exchange the applicable Global Notes for Certificated Securities, which it will distribute to its participants and, with respect to the old notes, which will be legended as set forth under the heading “Notice to Investors” in the Offering Memorandum for the old notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of the interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

Certain United States Federal Income Tax Considerations

The following general discussion summarizes the material U.S. federal income tax consequences of the exchange of old notes for new notes pursuant to the exchange offer. This summary addresses only the U.S. federal income tax consequences of the receipt of new notes that are acquired in the offering in exchange for old notes that were acquired on May 2, 2013 at their “issue price” (the first price at which a substantial amount of the notes was sold to investors for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers)) for cash and held as a “capital asset” (generally, for investment) as defined in the Internal Revenue Code of 1986, as amended, or the Code.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances. In particular, this summary does not address the U.S. federal income tax considerations that may be important to the following classes of holders:

•	A broker-dealer or a dealer in securities or currencies;

•	A bank or other financial institution;

•	A thrift institution;

•	A bank or other financial institution;

•	A thrift;

•	An insurance company;

•	A tax-exempt entity;

•	A partnership, S corporation, or other pass-through entity or an investor in such an entity;

•	Subject to the alternative minimum tax provisions of the Code;

•	Holding the new notes as part of a hedge, straddle or other risk reduction or constructive sale transaction;

•	A person with a “functional currency” other than the U.S. dollar; or

•	A United States expatriate.

This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion is for general information purposes only, and is not intended to be and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.

U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Old Notes

The exchange of old notes for new notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Holders of old notes will not recognize any taxable gain or loss as a result of such exchange and will have the same adjusted issue price, tax basis, and holding period in the new notes as they had in the old notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the new notes will be the same as those applicable to the old notes.

Plan of Distribution

Each broker-dealer that receives New Securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired as a result of market-making activities or other trading activities. The Issuer and the Guarantors have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until             , 2014, all dealers effecting transactions in the New Securities may be required to deliver a prospectus.

The Issuer and the Guarantors will not receive any proceeds from any sale of New Securities by brokers-dealers. New Securities received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Securities. Any broker-dealer that resells New Securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, the Issuer will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Issuer and the Guarantors have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the Old Securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the new notes offered hereby will be passed upon for us by Covington & Burling LLP, Schwabe, Williamson & Wyatt, Holland & Hart LLP, Graves, Dougherty, Hearon  & Moody, a Professional Corporation, and K&L Gates LLP.

Experts

The financial statements incorporated in this prospectus by reference to Erickson Incorporated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 14, 2014, have been so incorporated in reliance of the reports of Grant Thornton LLP, an independent registered public accounting firm, as stated in their report included therein.

The financial statements incorporated in this prospectus by reference to Exhibit 99.1 to Erickson Incorporated’s Current Report on Form 8-K, filed with the SEC on April 2, 2014, have been so incorporated in reliance of the reports of Crowe Horwath LLP, an independent auditor, as stated in its report included therein.

Erickson Incorporated

Offer to Exchange

$355,000,000 aggregate principal amount of its 8.25% Second Priority Senior Secured Notes due 2020, which have been registered under the Securities Act of 1933, as amended, or the Securities Act, for any and all of its outstanding 8.25% Second Priority Senior Secured Notes due 2020.

Until the date that is 40 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.